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Exhibit 10.1

$300,000,000

CREDIT AGREEMENT

dated as of March 29, 2011

Among

BONANZA CREEK ENERGY, INC.

as Borrower,

THE LENDERS PARTY HERETO FROM TIME TO TIME

as Lenders,

BNP PARIBAS

as Administrative Agent and Issuing Lender,

BNP PARIBAS SECURITIES CORP.

as Sole Lead Arranger and Book Runner,

SOCIÉTÉ GÉNÉRALE

as Syndication Agent,

and

COMPASS BANK

as Documentation Agent

i

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Compliance Certificate
Exhibit C	—	Form of Guaranty
Exhibit D-1	—	Form of Colorado Mortgage
Exhibit D-2	—	Form of California Mortgage
Exhibit D-3	—	Form of Arkansas Mortgage
Exhibit E	—	Form of Note
Exhibit F	—	Form of Notice of Borrowing
Exhibit G	—	Form of Notice of Conversion or Continuation
Exhibit H	—	Form of Pledge Agreement
Exhibit I	—	Form of Security Agreement
Exhibit J	—	Form of Transfer Letters
Exhibit K-1	—	Form of Legal Opinion
Exhibit K-2	—	Form of Local Counsel Legal Opinion

SCHEDULES:

Schedule I	—	Pricing Information
Schedule II	—	Borrower, Administrative Agent, and Lender Information
Schedule 3.01	—	Existing Hedge Contracts
Schedule 4.01	—	Subsidiaries
Schedule 4.05	—	Existing Debt
Schedule 4.07	—	Litigation
Schedule 4.20	—	Hedge Contracts
Schedule 4.21	—	Material Contracts

 CREDIT AGREEMENT

        This Credit Agreement dated as of March 29, 2011 is among Bonanza Creek Energy, Inc., a Delaware corporation (the "Borrower"), the Lenders (as defined below), BNP Paribas, as Administrative Agent and Issuing Lender (each term as defined below) for such Lenders, Société Générale, as syndication agent (the "Syndication Agent"), and Compass Bank, as documentation agent (the "Documentation Agent").

        The Borrower, the Administrative Agent, the Issuing Lender and the Lenders do hereby agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

        Section 1.01    Certain Defined Terms.    As used in this Agreement, the terms defined above shall have the meanings set forth above and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "Acceptable Security Interest" in any Property means a Lien which (a) exists in favor of the Administrative Agent for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby other than Permitted Subject Liens, (c) secures the Obligations, and (d) is perfected and enforceable.

        "Adjusted LIBO Rate" means, with respect to any Eurodollar Rate Advance for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.

        "Administrative Agent" means BNP Paribas, in its capacity as agent pursuant to Article IX, and any successor agent pursuant to Section 9.06.

        "Advance" means an advance by a Lender to the Borrower pursuant to Section 2.01(a) as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance.

        "Affiliate" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract, or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to be controlled by another Person if such other Person possesses, directly or indirectly, the power to vote 25% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

        "Agreement" means this Credit Agreement, as the same may be amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof.

        "Alternate Base Rate" means, for any day, the fluctuating rate per annum of interest equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% and (c) the LIBO Rate for an Interest Period of three months on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate.

        "Applicable Margin" means, with respect to any Advance, commitment fee or Letter of Credit fee, (a) during any time when an Event of Default or a Borrowing Base Deficiency exists and the Required Lenders have elected to charge a default rate of interest, 2% per annum plus the rate per annum set forth in the Pricing Grid for Base Rate Advances based on the Utilization Level applicable at such time, and (b) at any other time, the rate per annum set forth in the Pricing Grid for the relevant Type of such Advance or fee based on the Utilization Level applicable at such time. The Applicable Margin for any Advance or fee shall change when and as the relevant Utilization Level changes.

        "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

        "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of the attached Exhibit A.

        "Base Rate Advance" means an Advance which bears interest as provided in Section 2.09(a).

        "Book Runner" means BNP Paribas Securities Corp. in its capacity as book runner.

        "Bond Debt" means Debt in respect of the issuance by the Borrower of senior or senior subordinated bonds or notes, which Debt (a) shall have (i) a cash pay interest rate reasonably satisfactory to the Administrative Agent, (ii) a scheduled maturity date that is no earlier than March 29, 2017, (iii) covenants and events of default that are no more restrictive in any material respect than those set forth in this Agreement and the other Loan Documents, (iv) no restriction on the ability of the Borrower or any of its Subsidiaries to amend, modify or otherwise supplement this Agreement or the other Loan Documents or to repay or prepay Loans, (v) no Lien securing such Debt, (vi) no restriction on the ability of the Borrower or any of its Subsidiaries to guarantee the Obligations or pledge assets as collateral security for the Obligations, and (vii) a bullet repayment and not provide for scheduled amortization or mandatory prepayments that are not Events of Default hereunder (other than amortization resulting from any mandatory prepayments required in respect of such Debt in connection with the occurrence of an event of default under such Debt, a change in control of the issuer, including a disposition of all or substantially all of the assets of the Borrower and its Subsidiaries, a liquidation or dissolution of the Borrower, or any event constituting a Change in Control (as defined herein) or an asset sale by the issuer or a Subsidiary thereof), (b) shall not otherwise cause the occurrence of a Default or Event of Default after giving effect to the issuance of such Debt, (c) shall not require any payments of cash upon any conversion of such Debt (if such Debt is convertible) other than in respect of fractional interests or to the extent such conversion may not be exercised prior to one year after the Maturity Date, and (d) may be guaranteed by the Subsidiaries of the Borrower, provided that no Lien secures such guarantees and such Subsidiaries are Obligors.

        "Bond Refinancing Debt" means Debt (for purposes of this definition, "new Debt") incurred in exchange for, or proceeds of which are used to refinance, all of any other Bond Debt (the "Refinanced Debt"); provided that (a) such new Debt complies with the terms set forth in the definition of Bond Debt, and (b) such new Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such exchange or refinancing.

        "Borrowing" means a borrowing consisting of Advances made on the same day by the Lenders pursuant to Section 2.01(a) or the Conversion or continuation of such Advances pursuant to Section 2.03(b).

        "Borrowing Base" means at any particular time, the Dollar amount determined as the "Borrowing Base" in accordance with Section 2.02 on account of Proven Reserves attributable to Oil and Gas

Properties of the Borrower and its Subsidiaries that are subject to an Acceptable Security Interest to the extent required under Section 5.08, and described in the most recent Independent Engineering Report or Internal Engineering Report, as applicable, delivered to the Administrative Agent and the Lenders pursuant to Section 2.02.

        "Borrowing Base Deficiency" means, at any time, an amount equal to (a) the sum of (i) the aggregate outstanding principal amount of all Advances at such time and (ii) the excess, if any, of the Letter of Credit Exposure over the amount held in the Cash Collateral Account at such time minus (b) the lesser of (i) the then effective Borrowing Base and (ii) the aggregate Commitments in effect at such time.

        "Business Day" means (a) a day of the year other than (i) a Saturday or a Sunday or (ii) a legal holiday or other day on which banks are required or authorized to close in Houston, Texas or New York, New York and (b) if the applicable Business Day relates to any Eurodollar Rate Advances, then in addition to the requirements of clause (a) above, a day on which dealings are carried on by banks in the London interbank market.

        "Capital Leases" means, as applied to any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

        "Cash Collateral Account" means a special interest bearing cash collateral account pledged by the Borrower to the Administrative Agent containing cash deposited pursuant to Sections 2.05(b), 7.02(b), or 7.03(b) to be maintained with the Administrative Agent in accordance with Section 2.07(g) and bear interest or be invested in the Administrative Agent's reasonable discretion.

        "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

        "Change in Control" means the occurrence of any of the following events:

        (a)   the Borrower ceases to own, either directly or indirectly, 100% of the Equity Interest in any Subsidiary other than as a result of a sale of assets or merger permitted under Section 6.04 of this Agreement;

        (b)   prior to the successful completion of an IPO, the failure of the Permitted Investors to collectively (i) control, directly or indirectly, 50.1% or more of the Equity Interests in the Borrower or (ii) have the right to appoint a majority of the members of the board of directors or equivalent governing body of the Borrower;

        (c)   prior to the successful completion of an IPO, the failure of Mike Starzer to be the president and chief executive officer of the Borrower, unless within 60 days of such failure, a successor president and chief executive officer or other individual, in either case, acceptable to the Required Lenders in its sole discretion is appointed to manage the operations of the Borrower; or

        (d)   after the successful completion of an IPO, any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Permitted Investors, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an "option right")), directly or indirectly, of more than 35% of the Equity Interests in the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower, determined on a fully-diluted basis (and taking into account all such Equity Interests that a person or group has the right to acquire pursuant to any option right).

        For purposes of this definition, (i) "IPO" shall mean the initial underwritten initial public offering of equity securities of the Borrower that is registered under the Securities Act and which generates net cash proceeds of at least $25,000,000 and (ii) "Permitted Investors" shall mean Her Majesty the Queen in Right of Alberta, in her own capacity and as trustee/nominee for certain designated entities, investment entities with respect to which West Face Capital, Inc. is the manager or advisor, D.E. Shaw Synoptic Portfolios 5, L.L.C., The Fred S. and Barbara J. Holmes Trust and Michael R. Starzer.

        "Closing Date" means March 29, 2011.

        "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute.

        "Collateral" means (a) all "Collateral," "Pledged Collateral," and "Mortgaged Properties" (as defined in each of the Mortgages, the Security Agreements, and the Pledge Agreements, as applicable) or similar terms used in the Security Instruments and (b) all amounts contained in bank accounts of the Borrower and each Guarantor.

        "Commitment" means, for any Lender, the amount set opposite such Lender's name on Schedule II as its Commitment, or if such Lender has entered into any Assignment and Acceptance, as set forth for such Lender as its Commitment in the Register maintained by the Administrative Agent pursuant to Section 10.06(c), as such amount may be reduced or terminated pursuant to Section 2.04 or Article VII or otherwise under this Agreement, and "Commitments" shall mean all such Commitments collectively. The aggregate Commitments on the date hereof are $300,000,000.

        "Commitment Termination Date" means the earlier of (a) the Maturity Date and (b) the earlier termination in whole of the Commitments pursuant to Section 2.04 or Article VII.

        "Compliance Certificate" means a compliance certificate in the form of the attached Exhibit B signed by a Responsible Officer of the Borrower.

        "Consolidated Net Income" means, with respect to the Borrower and its consolidated Subsidiaries, for any period, the net income for such period after taxes, as determined in accordance with GAAP excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss of the Borrower and its consolidated Subsidiaries during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business and (ii) any write up or write down of assets, (b) the cumulative effect of any change in GAAP, and (c) through and including June 30, 2011, non-recurring general and administrative expenses incurred in connection with the contemplated 144A offering and the strategic sales process, provided that, the exclusion provided for in this part (c) shall not exceed $3,000,000 in the aggregate. For the avoidance of doubt, after June 30, 2011, Consolidated Net Income shall be calculated without regards to part (c) of this definition.

        "Control Percentage" means, with respect to any Person, the percentage of the outstanding Equity Interest (including any options, warrants or similar rights to purchase such Equity Interest) of such Person having ordinary voting power which gives the direct or indirect holder of such Equity Interest the power to elect a majority of the board of directors (or other applicable governing body) of such Person.

        "Controlled Group" means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

        "Convert," "Conversion," and "Converted" each refers to a conversion of an Advance of one Type into an Advance of another Type pursuant to Section 2.03(b).

        "Credit Extensions" means (a) an Advance made by any Lender, and (b) the issuance, increase or extension of any Letter of Credit by the Issuing Lender.

        "Current Assets" means, for any period, the current assets of the Borrower and its consolidated Subsidiaries. For purposes of this definition "Current Assets" shall include, as of the date of calculation, the aggregate of all Lenders' Unused Commitment Amounts and shall exclude, as of the date of calculation, (a) the current portion of deferred tax assets, (b) any assets representing a valuation account arising from the application of ASC 410, 718 and 815, and (c) any cash deposited with or at the request of a counterparty to any Hedge Contract.

        "Current Liabilities" means, for any period, the current liabilities of the Borrower and its consolidated Subsidiaries. For purposes of this definition "Current Liabilities" shall exclude, as of the date of calculation, (a) the current portion of long-term Debt, (b) any liabilities representing a valuation account arising from the application of ASC 410, 718 and 815, and (c) the current portion of deferred tax obligations.

        "Debt," for any Person, means without duplication:

        (a)   indebtedness of such Person for borrowed money, including, without limitation, obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing;

        (b)   obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

        (c)   obligations of such Person to pay the deferred purchase price of Property or services (including, without limitation, obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding accounts payable);

        (d)   obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases;

        (e)   obligations of such Person under any Hedge Contract;

        (f)    obligations of such Person owing in respect of redeemable preferred stock or other preferred equity interest of such Person;

        (g)   any obligations of such Person owing in connection with any volumetric or dollar-denominated production payments;

        (h)   any other obligations which (i) would under GAAP be shown on such Person's balance sheet as a liability and (ii) are payable more than one year from the date of creation thereof (other than (i) reserves, including reserves for taxes or contingent obligations, and (ii) asset retirement obligations);

        (i)    obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above;

        (j)    indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) secured by any Lien on or in respect of any Property of such Person (limited to the lower of (i) the fair market value of such Property and (ii) the amount of such indebtedness or obligations secured); and

        (k)   all liabilities of such Person in respect of unfunded vested benefits under any Plan.

        "Default" means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would become an Event of Default.

        "Defaulting Lender" means any Lender (a) that has failed to fund any portion of the Advances or participations in Letter of Credit Obligations required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder unless such failure has been cured within three (3) Business Days (or such longer time period accepted by the Borrower and the Administrative Agent), (b) that has otherwise failed to pay over to the Administrative Agent, the Issuing Lender or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured within three (3) Business Days (or such longer time period accepted by the Administrative Agent, the Issuing Lender or such other Lender, as applicable), (c) that has notified the Administrative Agent, or has stated publicly, that it will not comply with any such obligations hereunder, or has defaulted on its funding obligations under any other loan agreement or credit agreement or other financing agreement, (d) that has, for three (3) or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (e) as to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender. Any determination that a Lender is a Defaulting Lender will be made by the Administrative Agent in its sole discretion acting in good faith; provided that a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or its Parent Company by a governmental authority or an instrumentality thereof.

        "Documentation Agent" is defined in the preamble.

        "Dollars" and "$" mean lawful money of the United States of America.

        "EBITDAX" means for any period, without duplication (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining such Consolidated Net Income, interest expense, exploration expenses, income taxes, depreciation, depletion, amortization, and other non-cash charges for such period, including non-cash losses under ASC 410, 718 and 815 as a result of changes in the fair market value of derivatives minus (c) to the extent included in determining such Consolidated Net Income, non-cash income under ASC 410, 718 and 815 as a result of changes in the fair market value of derivatives; provided that EBITDAX shall be subject to pro forma adjustments for acquisitions assuming that such transactions had occurred on the first day of the applicable calculation period for the ratio set forth in Sections 6.18, which adjustments shall be made in accordance with the guidelines for pro forma presentations set forth by the SEC or in a manner otherwise acceptable to the Administrative Agent.

        "Eligible Assignee" means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and the Issuing Lender which consent may not be unreasonably withheld or delayed and (ii) unless an Event of Default has occurred and is continuing at the time any assignment is effected pursuant to this Agreement, the Borrower, which consent by the Borrower may not be unreasonably withheld or delayed; provided that notwithstanding the foregoing, "Eligible Assignee" shall not include any Obligor or any Affiliate or Subsidiary of an Obligor

        "Engineering Report" means either an Independent Engineering Report or an Internal Engineering Report.

        "Environment" or "Environmental" shall have the meanings set forth in 42 U.S.C. 9601(8) (1988).

        "Environmental Claim" means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law or common law theories.

        "Environmental Law" means, as to any Obligor or any Subsidiary of an Obligor, all Legal Requirements and common law theories applicable to such Obligor or such Subsidiary arising from, relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous or toxic substances, materials or wastes.

        "Environmental Permit" means any permit, license, order, approval, registration or other authorization under Environmental Law.

        "Equity Interest" means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests, or partnership interests (or any other ownership interests) of such Person.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        "ERISA Affiliate" means each member of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

        "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.

        "Eurodollar Rate Advance" means an Advance which bears interest as provided in Section 2.09(b).

        "Event of Default" has the meaning specified in Section 7.01.

        "Existing Credit Agreement" means that certain Amended and Restated Credit Agreement, dated May 7, 2010, among Bonanza Creek Energy Operating Company, LLC, a Delaware limited liability company, the lenders party thereto, and BNP Paribas, as administrative agent and as issuing lender.

        "Expiration Date" means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.

        "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

        "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any of its successors.

        "Fee Letter" means that certain Senior Secured Revolving Credit Facility Fee Letter dated as of February 11, 2011 among the Borrower, BNP Paribas and BNP Paribas Securities Corp. regarding the payment of certain fees.

        "Financial Statements" means, for any period, the consolidated and consolidating financial statements of the Borrower and its consolidated Subsidiaries, including statements of income, retained earnings, changes in equity and cash flow for such period as well as a balance sheet as of the end of such period, all prepared in accordance with GAAP.

        "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

        "GAAP" means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03.

        "Governmental Authority" means, as to any Person in connection with any subject, any foreign, national, state or provincial governmental authority, or any political subdivision of any state thereof, or any agency, department, commission, board, authority or instrumentality, bureau or court, in each case having jurisdiction over such Person or such Person's Property in connection with such subject.

        "Guarantor" means each entity executing a Guaranty, including each Subsidiary of the Borrower.

        "Guaranty" means a Guaranty in substantially the form of the attached Exhibit C and executed by a Guarantor, and "Guaranties" shall mean all such guaranties collectively.

        "Hazardous Substance" means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, radioactive materials, and medical and infectious waste.

        "Hazardous Waste" means the substances regulated as such pursuant to any Environmental Law.

        "Hedge Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

        "Hydrocarbon Hedge Agreement" means a Hedge Contract that is intended to reduce or eliminate the risk of fluctuations in the price of Hydrocarbons.

        "Hydrocarbons" means oil, gas, coal seam gas, coalbed methane, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.

        "Independent Engineer" means MHA Petroleum Consultants, Inc. or any other engineering firm reasonably acceptable to the Administrative Agent.

        "Independent Engineering Report" means a report, in form and substance reasonably satisfactory to the Administrative Agent, prepared by an Independent Engineer, addressed to the Administrative

Agent and the Lenders with respect to the Oil and Gas Properties owned by the Borrower or any Subsidiary of the Borrower (or to be acquired by the Borrower or any Subsidiary of the Borrower, as applicable) which are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product price and cost escalation assumptions reasonably specified by the Administrative Agent and the Lenders, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent.

        "Initial Engineering Report" means an Independent Engineering Report dated effective as of December 31, 2010.

        "Initial Financial Statements" means (a) the unaudited consolidated balance sheet for the Borrower as of December 31, 2010 (subject to the absence of footnotes and to year end audit adjustments), (b) the unaudited annual financial statements for Holmes Eastern Company, LLC for the fiscal year ending December 31, 2010 (subject to the absence of footnotes and to year end audit adjustments), and (c) the unaudited annual financial statements for Bonanza Creek Energy Company, LLC for the fiscal year ending December 31, 2010 (subject to the absence of footnotes and to year end audit adjustments), together with the related unaudited consolidating financial statements of each Subsidiary of Bonanza Creek Energy Company, LLC for such fiscal year end.

        "Interest Hedge Agreement" means a Hedge Contract between an Obligor and one or more financial institutions providing for the exchange of nominal interest obligations between such Obligor and such financial institution or the cap of the interest rate on any Debt of such Obligor.

        "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into a Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.03 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.03. The duration of each such Interest Period shall be one, two, three, or six months, in each case as the Borrower may, upon notice received by the Administrative Agent not later than noon (Houston, Texas time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

        (a)   the Borrower may not select any Interest Period that ends after the Commitment Termination Date;

        (b)   Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

        (c)   whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

        (d)   any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.

        "Internal Engineering Report" means a report, in form and substance reasonably satisfactory to the Administrative Agent, prepared by the Borrower and certified by a Responsible Officer of the Borrower, addressed to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by the Borrower or any Subsidiary of the Borrower (or to be acquired by the Borrower or any Subsidiary of the Borrower) which are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product price and cost escalation assumptions reasonably specified by the Administrative Agent and the Lenders, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent.

        "Issuing Lender" means BNP Paribas and any successor issuing bank pursuant to Section 9.06.

        "Leases" means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases or any other instruments, agreements, or conveyances under and pursuant to which the owner thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.

        "Legal Requirement" means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations D, T, U, and X, that is applicable to such Person.

        "Lender Insolvency Event" means that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

        "Lenders" means the lenders listed on the signature pages of this Agreement and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 10.06.

        "Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's administrative questionnaire requested by the Administrative Agent, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

        "Letter of Credit" means any standby letter of credit issued by the Issuing Lender for the account of the Borrower or a Subsidiary of the Borrower in connection with the Commitments and that is subject to this Agreement, and "Letters of Credit" means all such letters of credit collectively.

        "Letter of Credit Application" means the Issuing Lender's standard form letter of credit application for standby letters of credit that has been executed by the Borrower and accepted by the Issuing Lender in connection with the issuance of a Letter of Credit.

        "Letter of Credit Documents" means all Letters of Credit, Letter of Credit Applications, and agreements, documents, and instruments entered into in connection therewith or relating thereto.

        "Letter of Credit Exposure" means, at any time, the sum of (a) the aggregate undrawn maximum face amount of all Letters of Credit at such time plus (b) the aggregate unpaid amount of all Reimbursement Obligations at such time.

        "Letter of Credit Obligations" means the obligations of the Borrower under this Agreement in connection with the Letters of Credit, including the Reimbursement Obligations.

        "LIBO Rate" means, with respect to any Eurodollar Rate Advance for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Rate Advance for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of an amount comparable to such Eurodollar Rate Advance and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

        "Lien" means any mortgage, lien, pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement for a third party's benefit or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, synthetic lease, Capital Lease, or other title retention agreement).

        "Liquid Investments" means:

        (a)   direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States maturing within 180 days from the date of any acquisition thereof;

        (b)   (i) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 180 days from the date of acquisition thereof ("bank debt securities"), issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other bank or trust company if at the time of deposit or purchase, such bank debt securities are rated not less than "AA" (or the then equivalent) by the rating service of Standard & Poor's Ratings Group or of Moody's Investors Service, Inc., and (ii) commercial paper issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other Person if at the time of purchase such commercial paper is rated not less than "A-1" (or the then equivalent) by the rating service of Standard & Poor's Ratings Group or not less than "P-1" (or the then equivalent) by the rating service of Moody's Investors Service, Inc., or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower with the consent of the Required Lenders;

        (c)   deposits in money market funds investing exclusively in investments described in clauses (a) and (b) above;

        (d)   repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital surplus and undivided profit of not less than $500,000,000.00, if at the time of entering into such agreement the debt securities of such Person are rated not less than "AA" (or the then equivalent) by the rating service of Standard & Poor's Ratings Group or of Moody's Investors Service, Inc.; and

        (e)   such other instruments (within the meaning of Article 9 of the Texas Business and Commerce Code) as the Borrower may request and the Administrative Agent may approve in writing.

        "Loan Documents" means this Agreement, the Notes, the Letter of Credit Documents, the Guaranties, the Security Instruments, and each other agreement, instrument, certificate or document executed by the Borrower, any other Obligor, or any Obligor's Subsidiary or any of their respective officers at any time in connection with this Agreement.

        "Material Adverse Change" means (a) a material adverse change in the business, assets (including the Oil and Gas Properties), condition (financial or otherwise), or results of operations of the Obligors and the Subsidiaries of the Obligors taken as a whole, (b) a material adverse effect on any Obligor's or any Obligor's Subsidiary's ability to perform its obligations under this Agreement, any Note, any Guaranty, or any other Loan Document, (c) a material impairment of the enforceability or priority of Administrative Agent's Liens with respect to any material Collateral as a result of an action or failure to act on the part of any Obligor or any Obligor's Subsidiary, or (d) a material adverse change in, or material adverse effect on, the validity or enforceability of any Loan Document or the rights and remedies of or benefits available to the Administrative Agent, the Issuing Lender or any Lender under any Loan Document.

        "Maturity Date" means March 29, 2015.

        "Maximum Rate" means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).

        "Mortgages" means, collectively, the Mortgages, Deeds of Trust, Security Agreements, Assignment of Liens and Security Interests, Financing Statements and Assignments of Production and any other mortgage or deed of trust executed by any Obligor or any Subsidiary of an Obligor in favor of the Administrative Agent for the ratable benefit of the Secured Parties in substantially the form of the attached Exhibit D-1, Exhibit D-2 or Exhibit D-3, as applicable, or such other form as may be requested by the Administrative Agent.

        "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

        "Non-Consenting Lender" means any Lender that does not consent to a proposed agreement, amendment, waiver, consent or release with respect to this Agreement or any other Loan Document that requires the consent of each Lender, including any increases to the Borrowing Base.

        "Non-Defaulting Lender" means, at any time, each Lender that is not a Defaulting Lender at such time.

        "Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of the attached Exhibit E, evidencing indebtedness of the Borrower to such Lender resulting from Advances owing to such Lender.

        "Notice of Borrowing" means a notice of borrowing in the form of the attached Exhibit F signed by a Responsible Officer of the Borrower.

        "Notice of Conversion or Continuation" means a notice of conversion or continuation in the form of the attached Exhibit G signed by a Responsible Officer of the Borrower.

        "Obligations" means (a) all principal, interest, fees, reimbursements, indemnifications, and other amounts payable by any Obligor or any Subsidiary of an Obligor to the Administrative Agent, the Issuing Lender, or the Lenders under the Loan Documents, including without limitation, the Letter of Credit Obligations and (b) all obligations of any Obligor or any Subsidiary of an Obligor owing to any Swap Counterparty under any Hedge Contract; provided that (i) when any Swap Counterparty assigns or otherwise transfers any interest held by it under any Hedge Contract to any other Person pursuant to the terms of such agreement, the obligations thereunder shall constitute Obligations only if such assignee or transferee is also then a Lender or an Affiliate of a Lender and (ii) if a Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, obligations owing to such Swap Counterparty shall be included as Obligations only to the extent such obligations arise from transactions under such Hedge Contracts entered into at the time such Swap Counterparty was a Lender hereunder or an Affiliate of a Lender hereunder, without giving effect to any extension, increases, or modifications thereof which are made after such Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder.

        "Obligor" means any of the Borrower or the Guarantors, and "Obligors" shall mean all such Persons collectively.

        "Oil and Gas Properties" means fee mineral interests, term mineral interests, Leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments, back in interests and reversionary interests and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under, or attributable to such oil and gas Properties and interests or any interest therein.

        "Parent Company" means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

        "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

        "Permit" means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including without limitation, an Environmental Permit.

        "Permitted Liens" means the Liens permitted under Section 6.01.

        "Permitted Subject Liens" means the Liens permitted under paragraphs (c), (e), (f), (g), (h), (i), (j), (k), (l) and (m) of Section 6.01.

        "Person" means an individual, partnership, corporation (including a business trust), joint stock company, limited liability corporation or company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

        "Plan" means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

        "Pledge Agreement" means a Pledge Agreement in substantially the form of the attached Exhibit H, executed by any of the Obligors or any Subsidiary of an Obligor.

        "Potential Defaulting Lender" means, at any time, a Lender (a) as to which the Administrative Agent has notified the Borrower that an event of the kind referred to in the definition of "Lender Insolvency Event" has occurred and is continuing in respect of any Subsidiary of such Lender, (b) as to which the Administrative Agent or the Issuing Lender has in good faith determined and notified the Borrower (and in the case of the Issuing Lender the Administrative Agent) that such Lender or its Parent Company or a Subsidiary thereof has notified the Administrative Agent, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other financing agreement or (c) that has, or whose Parent Company has, a non-investment grade rating from Moody's or S&P or another nationally recognized rating agency. Any determination that a Lender is a Potential Defaulting Lender will be made by the Administrative Agent or, in the case of clause (b), the Issuing Lender, as the case may be, in its sole discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

        "Pricing Grid" means the pricing information set forth in Schedule I.

        "Prime Rate" means the rate of interest per annum publicly announced from time to time by BNP Paribas as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by BNP Paribas as a general reference rate of interest, taking into account such factors as BNP Paribas may deem appropriate; it being understood that many of BNP Paribas' commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that BNP Paribas may make various commercial or other loans at rates of interest having no relationship to such rate.

        "Pro Rata Share" means, with respect to any Lender, (a) with respect to amounts owing under the Commitments, (i) if such Commitments have not been canceled, the ratio (expressed as a percentage) of such Lender's uncancelled Commitment at such time to the aggregate uncancelled Commitments at such time, or (ii) if the aggregate Commitments have been terminated, the ratio as determined pursuant to the preceding clause (i) immediately prior to such termination or (b) with respect to amounts owing generally under this Agreement and the other Loan Documents, the ratio (expressed as a percentage) of aggregate Commitments of such Lender to the aggregate Commitments of all the Lenders (or if such Commitments have been terminated, the ratio (expressed as a percentage) of Credit Extensions owing to such Lender to the aggregate Credit Extensions owing to all such Lenders).

        "Property" of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

        "Proven Reserves" means, at any particular time, the estimated quantities of Hydrocarbons recoverable in future years from known reservoirs attributable to Oil and Gas Properties which are Proved Reserves as defined in the Definitions for Oil as Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

        "Register" has the meaning set forth in paragraph (c) of Section 10.06.

        "Regulations D, T, U, and X" mean Regulations D, T, U, and X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

        "Reimbursement Obligations" means the obligations of the Borrower to reimburse the Issuing Lender for amounts paid by the Issuing Lender under Letters of Credit as established by the Letter of Credit Applications and Section 2.07(d)(i).

        "Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

        "Release" shall have the meaning set forth in CERCLA or under any other Environmental Law.

        "Reportable Event" means a "reportable event" described in Section 4043 of ERISA and the regulations issued thereunder.

        "Required Lenders" means Lenders holding at least 66 2/3% of the aggregate Commitments, or if the Commitments have been terminated or expired, the outstanding principal amount of the Advances and Letter of Credit Exposure (with the aggregate amount of each Lender's risk participation and funded participation in Letter of Credit Obligations being deemed to be "held" by such Lender for purposes of this definition); provided, in each case, that if there are two or more Lenders, the Commitment of, and the portion of the Advances and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders unless all of the Lenders are Defaulting Lenders.

        "Response" shall have the meaning set forth in CERCLA or under any other Environmental Law.

        "Responsible Officer" means (a) with respect to any Person that is a corporation, such Person's Chief Executive Officer, President, Chief Financial Officer, Vice President or Secretary, (b) with respect to any Person that is a limited liability company, a manager or the Chief Executive Officer, President, Chief Financial Officer, Vice President or Secretary of such Person or of such Person's managing member or manager, and (c) with respect to any Person that is a general partnership or a limited liability partnership, the Chief Executive Officer, President, Chief Financial Officer, Vice President or Secretary of such Person's general partner or partners.

        "Restricted Payment" means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person; provided that the term "Restricted Payment" shall not include any dividend or distribution payable solely in Equity Interests of such Person or warrants, options, or other rights to purchase such Equity Interests.

        "Secured Parties" means the Administrative Agent, the Issuing Lender, the Lenders, and the Swap Counterparties.

        "Security Agreements" means the Security Agreements, each in substantially the form of the attached Exhibit I, executed by any of the Obligors or any Subsidiary of an Obligor.

        "Security Instruments" means, collectively, (a) the Mortgages, (b) the Transfer Letters, (c) the Pledge Agreements, (d) the Security Agreements, (e) each other agreement, instrument or document executed at any time in connection with the Pledge Agreements, the Security Agreements, or the Mortgages, (f) each agreement, instrument or document executed in connection with the Cash Collateral Account, and (g) each other agreement, instrument or document executed at any time in connection with securing the Obligations.

        "Sole Lead Arranger" means BNP Paribas Securities Corp. in its capacity as sole lead arranger.

        "Solvent" means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's Property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

        "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Rate Advances shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

        "Subsidiary" of a Person means any corporation or other entity of which more than 50% of the outstanding Equity Interests having ordinary voting power under ordinary circumstances to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether at such time Equity Interests of any other class or classes of such corporation or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person. Unless otherwise indicated herein, each reference to the term "Subsidiary" shall mean a Subsidiary of the Borrower.

        "Swap Counterparty" means any counterparty to a Hedge Contract with an Obligor or any of its Subsidiaries; provided that, (a) with respect to any Hedge Contract existing on the date hereof, such counterparty is a Lender or an Affiliate of a Lender on the date hereof, or (b) with respect to any Hedge Contract entered into after the date hereof, such counterparty is a Lender or an Affiliate of a Lender at the time such Hedge Contract is entered into.

        "Syndication Agent" is defined in the preamble.

        "Termination Event" means (a) a Reportable Event with respect to a Plan (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Borrower or any of its Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

        "Transfer Letters" means, collectively, the letters in lieu of transfer orders in substantially the form of the attached Exhibit J and executed by any Obligor or any Subsidiary of an Obligor executing a Mortgage.

        "Type" has the meaning set forth in Section 1.04.

        "Unused Commitment Amount" means, with respect to a Lender at any time, (a) the lesser of (i) such Lender's Commitment at such time and (ii) such Lender's Pro Rata Share of the Borrowing

Base in effect at such time minus (b) in each case the sum of (i) the aggregate outstanding principal amount of all Advances owed to such Lender at such time plus (ii) such Lender's Pro Rata Share of the aggregate Letter of Credit Exposure at such time.

        "Utilization Level" means the applicable category (being Level I, Level II, Level III, Level IV or Level V) of pricing criteria contained in Schedule I, which is based at any time of its determination on the percentage obtained by dividing (a) the outstanding principal amount of the Advances and the Letter of Credit Exposure at such time by (b) the lesser of (i) the Commitments and (ii) the Borrowing Base then in effect at such time.

        Section 1.02    Computation of Time Periods.    In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

        Section 1.03    Accounting Terms; Changes in GAAP.    Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof) be prepared, in accordance with GAAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder (which prior to the delivery of the first financial statements under Section 5.06 hereof, shall mean the Initial Financial Statements). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with those used in the preparation of the annual or quarterly financial statements furnished to the Lenders pursuant to Section 5.06 hereof most recently delivered prior to or concurrently with such calculations (or, prior to the delivery of the first financial statements under Section 5.06 hereof, used in the preparation of the Initial Financial Statements). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, refer to such Person on a consolidated basis and mean such Person and its consolidated Subsidiaries.

        Section 1.04    Types of Advances.    Advances are distinguished by "Type." The "Type" of an Advance refers to the determination whether such Advance is a Eurodollar Rate Advance or Base Rate Advance.

        Section 1.05    Miscellaneous.    Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time and shall include all schedules and exhibits thereto, in each case, unless otherwise specified. The words "hereof", "herein", and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "including" means "including, without limitation,". Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

ARTICLE II
CREDIT FACILITIES

        Section 2.01    Commitment for Advances.

        (a)   Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Advances to the Borrower from time to time on any Business Day during the period from the date of this Agreement until the Commitment Termination Date in an amount for each Lender not to exceed such Lender's Unused Commitment Amount. Each Borrowing shall, in the case of Borrowings consisting of Base Rate Advances, be in an aggregate amount not less than the lesser of (i) $250,000 and (ii) the aggregate of all Lenders' Unused Commitment Amounts, and in integral multiples of $100,000 in excess thereof, and in the case of Borrowings consisting of Eurodollar Rate Advances, be in an aggregate amount not less than $500,000 and in integral multiples of $250,000 in excess thereof, and in each case shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender's Commitment, and subject to the terms of this Agreement, the Borrower may from time to time borrow, prepay, and reborrow Advances.

        (b)    Notes.    The indebtedness of the Borrower to each Lender resulting from the Advances owing to such Lender shall be evidenced by a Note of the Borrower payable to the order of such Lender.

        Section 2.02    Borrowing Base.

        (a)   Borrowing Base.    The initial Borrowing Base in effect as of the date of this Agreement has been set by the Administrative Agent and the Lenders and acknowledged and accepted by the Borrower as $130,000,000. Such initial Borrowing Base shall remain in effect until the next redetermination made pursuant to this Section 2.02. The Borrowing Base shall be determined in accordance with the standards set forth in Section 2.02(d) and is subject to periodic redetermination pursuant to Sections 2.02(b), 2.02(c) and 2.02(e).

        (b)   Calculation of Borrowing Base.

            (i)  The Borrower shall deliver to the Administrative Agent and each of the Lenders on or before each April 1, beginning April 1, 2012, an Independent Engineering Report dated effective as of the immediately preceding January 1, and such other information as may be reasonably requested by the Administrative Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. The Administrative Agent shall promptly, and in any event within 30 days after the Administrative Agent and the Lenders' receipt of such Independent Engineering Report and other information, deliver to each Lender the Administrative Agent's recommendation for the redetermined Borrowing Base (for purposes of this subsection, the "Proposed Borrowing Base"). After having received notice of such proposal, the Lenders shall have 15 days to agree or disagree with the Proposed Borrowing Base. If at the end of the 15 days, any Lender has not communicated its approval or disapproval to the Administrative Agent, such silence shall be deemed to be a disapproval of the Proposed Borrowing Base. If at the end of such 15 days, the Required Lenders (or all of the Lenders if the Borrowing Base is to be increased) have approved the Proposed Borrowing Base, then the Proposed Borrowing Base shall become the redetermined Borrowing Base, effective on the date specified in Section 2.02(d). To the extent that within such 15 day period the Administrative Agent has not received the requisite number of approvals from the Lenders, the requisite number of Lenders shall, within a reasonable period of time, agree on a redetermined Borrowing Base. After a redetermined Borrowing Base is approved by the Required Lenders or all of the Lenders, as applicable, the Administrative Agent shall notify the Borrower of the amount of the redetermined Borrowing Base.

           (ii)  The Borrower shall deliver to the Administrative Agent and each Lender on or before each October 1, beginning October 1, 2011, an Internal Engineering Report dated effective as of the immediately preceding July 1, and such other information as may be reasonably requested by the Administrative Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. The Administrative Agent shall promptly, and in any event within 30 days after the Administrative Agent and the Lenders' receipt of such Internal Engineering Report and other information, deliver to each Lender the Administrative Agent's recommendation for the redetermined Borrowing Base (for purposes of this subsection, the "Proposed Borrowing Base"). After having received notice of such proposal, the Lenders shall have 15 days to agree or disagree with the Proposed Borrowing Base. If at the end of the 15 days, any Lender has not communicated its approval or disapproval to the Administrative Agent, such silence shall be deemed to be a disapproval of the Proposed Borrowing Base. If at the end of such 15 days, the Required Lenders (or all of the Lenders if the Borrowing Base is to be increased) have approved the Proposed Borrowing Base, then the Proposed Borrowing Base shall become the redetermined Borrowing Base, effective on the date specified in Section 2.02(d). To the extent that within such 15 day period the Administrative Agent has not received the requisite number of approvals from the Lenders, the requisite number of Lenders shall, within a reasonable period of time, agree on a redetermined Borrowing Base. After a redetermined Borrowing Base is approved by the Required Lenders or all of the Lenders, as applicable, the Administrative Agent shall notify the Borrower of the amount of the redetermined Borrowing Base.

          (iii)  In the event that the Borrower does not furnish to the Administrative Agent and the Lenders the Independent Engineering Report, Internal Engineering Report or other information specified in clauses (i) and (ii) above by the date specified therein, the Administrative Agent and the Lenders may nonetheless redetermine the Borrowing Base and redesignate the Borrowing Base from time-to-time thereafter in their sole discretion until the Administrative Agent and the Lenders receive the relevant Independent Engineering Report, Internal Engineering Report, or other information, as applicable, whereupon the Administrative Agent and the Lenders shall redetermine the Borrowing Base as otherwise specified in this Section 2.02.

          (iv)  Each delivery of an Engineering Report by the Borrower to the Administrative Agent and the Lenders shall constitute a representation and warranty by the Borrower to the Administrative Agent and the Lenders that (A) the Borrower and its Subsidiaries, as applicable, own the Oil and Gas Properties specified therein with all of the Proven Reserves covered therein subject to an Acceptable Security Interest to the extent required by Section 5.08, and free and clear of any Liens (except Permitted Liens), and (B) on and as of the date of such Engineering Report each Oil and Gas Property described as "proved developed" therein was developed for oil and gas, and the wells pertaining to such Oil and Gas Properties that are described therein as producing wells ("Wells"), were each producing oil and gas in paying quantities, except for Wells that were utilized as water or gas injection wells or as water disposal wells or wells temporarily shut-in for workovers or other repairs in the ordinary course of business.

        (c)    Interim Redeterminations.    In addition to the Borrowing Base redeterminations provided for in Sections 2.02(b) and 2.02(e), the Required Lenders (acting through the Administrative Agent) may (i) in their sole discretion make one additional redetermination of the Borrowing Base during any six-month period between scheduled redeterminations and (ii) at the request of the Borrower make one additional redetermination of the Borrowing Base during any six-month period between scheduled redeterminations, and in any case, based on such information as the Administrative Agent and the Lenders deem relevant (but in accordance with Section 2.02(d)). The party requesting the redetermination shall give the other party at least 10 days' prior written notice that a redetermination of the Borrowing Base pursuant to this paragraph (c) is to be performed. In connection with any redetermination of the Borrowing Base under this Section 2.02(c), the Borrower shall provide the Administrative Agent and the Lenders with such information regarding the Borrower's and its Subsidiaries' business (including their respective Oil and Gas Properties, the Proven Reserves attributable thereto, and production relating thereto) as the Administrative Agent may request, including an updated Independent Engineering Report. The Administrative Agent shall promptly, and in any event within 45 days after the Administrative Agent and the Lenders' receipt of such information, and to the extent applicable, an updated Independent Engineering Report, notify the Borrower in writing of each redetermination of the Borrowing Base pursuant to this Section 2.02(c) and the amount of the Borrowing Base as so redetermined.

        (d)    Standards for Redetermination.    Each redetermination of the Borrowing Base by the Administrative Agent and the Lenders pursuant to this Section 2.02 shall be made (i) in the sole discretion of the Administrative Agent and the Lenders (but in accordance with the other provisions of this Section 2.02(d)), (ii) in accordance with the Administrative Agent's and the Lenders' customary internal standards and practices for valuing and redetermining the value of Oil and Gas Properties in connection with reserve based oil and gas loan transactions, (iii) in conjunction with the most recent Independent Engineering Report or Internal Engineering Report, as applicable, or other information received by the Administrative Agent and the Lenders relating to the Proven Reserves of the Borrower and its Subsidiaries, and (iv) based upon the estimated value of the Proven Reserves owned by the Borrower and its Subsidiaries as determined by the Administrative Agent and the Lenders. In valuing and redetermining the Borrowing Base, the Administrative Agent and the Lenders may also consider the business, financial condition and Debt obligations of the Borrower and its Subsidiaries and such other factors as the Administrative Agent and the Lenders customarily deem appropriate, including without limitation, commodity price assumptions, projections of production, operating expenses, general and administrative expenses, capital costs, working capital requirements, liquidity evaluations, dividend payments, environmental costs, and legal costs. In that regard, the Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is essential for the adequate protection of the Administrative Agent and the Lenders. No Proven Reserves shall be included or considered for inclusion in the Borrowing Base unless the Administrative Agent and the Lenders shall have received, at the Borrower's expense, evidence of title satisfactory in form and substance to the Administrative Agent and evidence satisfactory to the Administrative Agent that the Administrative Agent has an Acceptable Security Interest, to the extent required by Section 5.08, in the Oil and Gas Properties relating thereto pursuant to the Security Instruments and subject to Section 5.10 of this Agreement. At all times after the Administrative Agent has given the Borrower notification of a redetermination of the Borrowing Base under this Section 2.02, the Borrowing Base shall be equal to the redetermined amount or such lesser amount designated by the Borrower and disclosed in writing to the Administrative Agent and the Lenders until the Borrowing Base is redetermined in accordance with the other provisions of this Section 2.02.

        (e)    Borrowing Base Reductions.    The Borrowing Base may be reduced from time to time pursuant to Section 6.02(g) hereof.

        (f)    Voting.    Any changes in, or renewals of, the Borrowing Base (other than increases in the Borrowing Base) must be consented to in writing by the Required Lenders. Any increases in the Borrowing Base must be consented to in writing by all of the Lenders.

        Section 2.03    Method of Borrowing.

        (a)    Notice.    Each Borrowing shall be made pursuant to a Notice of Borrowing (or by telephone notice promptly confirmed in writing by a Notice of Borrowing), given not later than (i) 12:00 p.m. (Houston, Texas time) on the third Business Day before the date of the proposed Borrowing, in the case of a Borrowing comprised of Eurodollar Rate Advances or (ii) 11:00 a.m. (Houston, Texas time) on the Business Day of the proposed Borrowing, in the case of a Borrowing comprised of Base Rate Advances, by the Borrower to the Administrative Agent, which shall in turn give to each Lender prompt notice of such proposed Borrowing by facsimile or telex. Each Notice of a Borrowing shall be given by facsimile or telex, confirmed immediately in writing if by telex, specifying the information required therein. In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.09(b). Each Lender shall, before 1:00 p.m. (Houston, Texas time) on the date of such Borrowing, make available for the account of its Lending Office to the Administrative Agent at its address referred to in Section 10.02, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, in the case of a Borrowing, such Lender's Pro Rata Share of such Borrowing. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent shall make such funds available to the Borrower at its account with the Administrative Agent.

        (b)    Conversions and Continuations.    The Borrower may elect to Convert or continue any Borrowing under this Section 2.03 by delivering an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent's office no later than 12:00 p.m. (Houston, Texas time) (i) on the date which is at least three (3) Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Rate Advances and (ii) on the Business Day of the proposed Conversion in the case of a Conversion to a Borrowing comprised of Base Rate Advances. Each such Notice of Conversion or Continuation shall be in writing or by telex or facsimile, confirmed immediately in writing if by telex, specifying the information required therein and executed by a Responsible Officer of the Borrower. Promptly after receipt of a Notice of Conversion or Continuation under this Section, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Rate Advances, notify each Lender of the applicable interest rate under Section 2.09(b).

        (c)    Certain Limitations.    Notwithstanding anything to the contrary contained in paragraphs (a) and (b) above:

            (i)  at no time shall there be more than ten Interest Periods applicable to outstanding Eurodollar Rate Advances and the Borrower may not select Eurodollar Rate Advances for any Borrowing at any time that a Default has occurred and is continuing;

           (ii)  if any Lender shall, at least one (1) Business Day before the date of any requested Borrowing, Conversion, or continuation, notify the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, the right of the Borrower to select Eurodollar Rate Advances from such Lender shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and the Advance made by such Lender in respect of such Borrowing, Conversion, or continuation shall be a Base Rate Advance;

          (iii)  if the Administrative Agent is unable to determine the Adjusted LIBO Rate for Eurodollar Rate Advances comprising any requested Borrowing, the right of the Borrower to select

  Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

          (iv)  if the Required Lenders shall, at least one (1) Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Adjusted LIBO Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the Administrative Agent shall promptly notify the Borrower and the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and such Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

           (v)  if any Lender shall, at least one (1) Business Day before the date of any requested Borrowing, notify the Administrative Agent that due to a material disruption in the funds generally available to prime banks in the London interbank market the Adjusted LIBO Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Lender of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the Administrative Agent shall promptly notify the Borrower and the right of the Borrower to select Eurodollar Rate Advances from such Lender for such Borrowing or for any subsequent Borrowing shall be suspended until the circumstances causing such suspension no longer exist (and such Lender, by giving the notice pursuant to this Section 2.03(c)(v), shall be obligated to promptly notify the Borrower and the Administrative Agent at the time such circumstances no longer exist), and during the period that the right to so select such Eurodollar Rate Advances shall be suspended pursuant to this Section 2.03(c)(v), each Advance from such Lender comprising such Borrowing shall be a Base Rate Advance and such Lender may further require during such period that the Applicable Margin that would otherwise apply to any such Base Rate Advance be increased by an amount reasonably demonstrated by such Lender to be necessary to maintain a margin over its actual costs of funding such Borrowing equivalent to the Applicable Margin for Eurodollar Rate Advances.

          (vi)  if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01 and paragraph (b) above, the Administrative Agent shall forthwith so notify the Borrower and the Lenders and such Advances shall be made available to the Borrower on the date of the Borrowing comprised of such Advances as Base Rate Advances or, if existing Eurodollar Rate Advances, shall Convert into Base Rate Advances.

        (d)    Notices Irrevocable.    Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower. In the case of any Borrowing for which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, out-of-pocket cost, or expense incurred by such Lender as a result of any failure by the Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III including, without limitation, any loss, cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

        (e)    Administrative Agent Reliance.    Unless the Administrative Agent shall have received notice from a Lender before the date of any Borrowing that such Lender shall not make available to the Administrative Agent such Lender's Pro Rata Share of a Borrowing, the Administrative Agent may

assume that such Lender has made its Pro Rata Share of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (a) of this Section 2.03 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made its Pro Rata Share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate for such day. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

        (f)    Lender Obligations Several.    The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

        Section 2.04    Reduction of the Commitments.

        (a)    Optional.    The Borrower shall have the right, upon at least three (3) Business Days' irrevocable notice from the Borrower to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Commitments; provided that, in each case, each partial reduction shall be in the aggregate amount of $250,000 or in integral multiples of $100,000 in excess thereof.

        (b)    Application.    Any reduction and termination of the Commitments pursuant to this Section 2.04 shall be applied ratably to each Lender's Commitments and shall be permanent, with no obligation of the Lenders to reinstate such Commitments.

        Section 2.05    Prepayment of Advances; Deposits Into Cash Collateral Account.

        (a)    Optional.    The Borrower may prepay the Advances, after giving by 11:00 a.m. (Houston, Texas time) (i) in the case of Eurodollar Rate Advances, at least three (3) Business Days' or (ii) in the case of Base Rate Advances, same Business Day's, irrevocable prior written notice from the Borrower to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay the Advances in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date; provided, however, that each partial prepayment with respect to: (a) any amounts prepaid in respect of Eurodollar Rate Advances shall be applied to Eurodollar Rate Advances comprising part of the same Borrowing; (b) any prepayments made in respect of Base Rate Advances shall be made in a minimum amounts of $250,000 and in integral multiples of $100,000 in excess thereof; and (c) any prepayments made in respect of any Borrowing comprised of Eurodollar Rate Advances shall be made in an aggregate principal amount of at least $250,000 and in integral multiples of $100,000 in excess thereof, and in an aggregate principal amount such that after giving effect thereto such Borrowing shall have a remaining principal amount outstanding with respect to such Borrowing of at least $500,000. Full prepayments of any Borrowing are permitted without restriction of amounts.

        (b)    Borrowing Base Deficiency.

            (i)  If a Borrowing Base Deficiency exists, the Borrower shall, after receipt of written notice from the Administrative Agent regarding such deficiency, take any of the following actions (and the failure of the Borrower to take such actions to remedy such Borrowing Base Deficiency shall constitute an Event of Default):

            (A)  deliver, within 20 days after the date such deficiency notice is received by the Borrower, to the Administrative Agent written notice indicating the Borrower's election to prepay the Advances or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, such that the Borrowing Base Deficiency is cured within 30 days after the date such deficiency notice is received by the Borrower from the Administrative Agent;

            (B)  pledge, within 30 days after the date such deficiency notice is received by the Borrower from the Administrative Agent, as Collateral for the Obligations additional Oil and Gas Properties acceptable to the Administrative Agent and the Lenders, which the Administrative Agent and the Lenders deem sufficient in their sole discretion to eliminate such Borrowing Base Deficiency; or

            (C)  (i) deliver, within 20 days after the date such deficiency notice is received by the Borrower from the Administrative Agent, written notice to the Administrative Agent indicating the Borrower's election to repay the Advances and make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, each in six monthly installments equal to one-sixth of such Borrowing Base Deficiency with the first such installment due 30 days after the date such deficiency notice is received by the Borrower from the Administrative Agent and each following installment due 30 days after the preceding installment and (ii) make such payments and deposits within such time periods; or

            (D)  (i) deliver, within 20 days after the date such deficiency notice is received by the Borrower from the Administrative Agent, written notice to the Administrative Agent indicating the Borrower's election to combine the options provided in clause (B) and clause (C) above, and also indicating the amount to be prepaid in installments and the amount to be provided as additional Collateral, and (ii) make such six equal consecutive monthly installments and deliver such additional Collateral within the time required under clause (B) and clause (C) above.

  The failure of the Borrower to provide a notice of its election within the time required above shall be deemed to be an election by the Borrower to take the actions provided in clause (A) above.

           (ii)  Each prepayment pursuant to this Section 2.05(b) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date. Each prepayment under clause (i) of this Section 2.05(b) shall be applied to the Advances as determined by the Administrative Agent and agreed to by the Lenders in their sole discretion.

        (c)    Reduction of Commitments.    On the date of each reduction of the aggregate Commitments pursuant to Section 2.04, the Borrower agrees to make a prepayment in respect of the outstanding amount of the Advances to the extent, if any, that the sum of the aggregate unpaid principal amount of the Advances plus the excess, if any, of the Letter of Credit Exposure over the amount held in the Cash Collateral Account at such time exceeds the lesser of (i) aggregate Commitments, as so reduced and (ii) the Borrowing Base. Each prepayment pursuant to this Section 2.05(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date. Each prepayment under this Section 2.05(c) shall be applied to the Advances as determined by the Administrative Agent and agreed to by the Lenders in their sole discretion.

        (d)    Illegality.    If any Lender shall notify the Administrative Agent and the Borrower that, on or after the date hereof, the introduction of or any change in or in the interpretation of any Legal Requirement makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Lender or its Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Lender then outstanding hereunder, (i) the Borrower shall, no later than noon (Houston, Texas time) (A) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance made by such Lender or (B) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Rate Advances made by such Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date, (ii) such Lender shall simultaneously make a Base Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Rate Advances prepaid to such Lender, and (iii) the right of the Borrower to select Eurodollar Rate Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender gives notice referred to above shall notify the Administrative Agent that the circumstances causing such suspension no longer exist.

        (e)    No Additional Right; Ratable Prepayment.    The Borrower shall not have the right to prepay any principal amount of any Advance except as provided in this Section 2.05, and all notices given pursuant to this Section 2.05 shall be irrevocable and binding upon the Borrower. Each payment of any Advance pursuant to this Section 2.05 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.

        Section 2.06    Repayment of Advances.    The Borrower shall repay to the Administrative Agent for the ratable benefit of the Lenders the outstanding principal amount of each Advance, together with any accrued interest thereon, on the Maturity Date or such earlier date pursuant to Section 7.02 or Section 7.03.

        Section 2.07    Letters of Credit.

        (a)    Commitments for Letters of Credit.    From time to time from the date of this Agreement until 30 days prior to the Maturity Date at the request of the Borrower, the Issuing Lender shall, on the terms and conditions hereinafter set forth, issue, increase, or extend the Expiration Date of, Letters of Credit for the account of the Borrower on any Business Day. No Letter of Credit will be issued, increased, or extended:

            (i)  if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) $5,000,000 and (B) an amount equal to the lesser of (1) the aggregate Commitments at such time and (2) the Borrowing Base in effect at such time minus, in each case under this clause (B), the sum of the aggregate outstanding principal amount of all Advances at such time;

           (ii)  if such Letter of Credit has an Expiration Date later than five Business Days prior to the Maturity Date;

          (iii)  if such Letter of Credit has an Expiration Date later than one year after its issuance or extension; provided that any such Letter of Credit with a one-year tenor may expressly provide that it is automatically renewable for additional one-year periods so long as the Issuing Lender, in its sole discretion, does not object to any such renewal;

          (iv)  unless the Letter of Credit Documents are in form and substance acceptable to the Issuing Lender in its sole discretion;

           (v)  unless such Letter of Credit is a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person;

          (vi)  unless the Borrower has delivered to the Issuing Lender a completed and executed Letter of Credit Application;

         (vii)  unless such Letter of Credit is governed by (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision) or the Uniform Customs and Practice for Documentary Credits (2006 Revision), International Chamber of Commerce Publication No. 500 or (B) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender; and

        (viii)  if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Legal Requirement applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

          (ix)  if the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally;

           (x)  except as otherwise agreed by the Issuing Lender, if Letter of Credit is to be denominated in a currency other than Dollars; or

          (xi)  a default of any Lender's obligations to fund under Section 2.07(d) exists or any Lender is at such time a Defaulting Lender or a Potential Defaulting Lender hereunder, unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Lender's risk with respect to such Lender.

If the terms of any Letter of Credit Application referred to in the foregoing clause (v) conflicts with the terms of this Agreement, the terms of this Agreement shall control.

        (b)    Participations.    Upon the date of the issuance or increase of a Letter of Credit, the Issuing Lender shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from the Issuing Lender a participation in the related Letter of Credit Obligations equal to such Lender's Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Issuing Lender shall promptly notify each such participant Lender by telephone, or facsimile of each Letter of Credit issued, increased, or extended or converted and the actual dollar amount of such Lender's participation in such Letter of Credit.

        (c)    Issuing.    Each Letter of Credit shall be issued, increased, or extended pursuant to a Letter of Credit Application (or by telephone notice promptly confirmed in writing by a Letter of Credit Application), given by the Borrower not later than noon (Houston, Texas time) on the fifth Business Day before the date of the proposed issuance, increase, or extension of such Letter of Credit, and the Issuing Lender shall give to each other Lender prompt notice thereof by telex, telephone, or facsimile. Each Letter of Credit Application shall be delivered by facsimile or by mail specifying the information required therein; provided that if such Letter of Credit Application is delivered by facsimile, the Borrower shall follow such facsimile with an original by mail. After the Issuing Lender's receipt of such Letter of Credit Application (by facsimile or by mail) and upon fulfillment of the applicable conditions set forth in Article III, the Issuing Lender shall issue, increase, or extend such Letter of Credit for the account of the Borrower or applicable Subsidiary of the Borrower. Each Letter of Credit Application shall be irrevocable and binding on the Borrower.

        (d)    Reimbursement.

            (i)  The Borrower hereby agrees to pay to the Issuing Lender an amount equal to any amount paid by the Issuing Lender under any Letter of Credit, which amount shall be due and payable on demand given by the Issuing Lender to the Borrower. In the event the Issuing Lender makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower upon demand, the Issuing Lender shall give the Administrative Agent notice of the Borrower's failure to make such reimbursement and the Administrative Agent shall promptly notify each Lender of the amount necessary to reimburse the Issuing Lender. Upon such notice from the Administrative Agent, each Lender shall promptly reimburse the Issuing Lender for such Lender's Pro Rata Share of such amount, and such reimbursement shall be deemed for all purposes of this Agreement to be an Advance to the Borrower transferred at the Borrower's request to the Issuing Lender. If such reimbursement is not made by any Lender to the Issuing Lender on the same day on which the Administrative Agent notifies such Lender to make reimbursement to the Issuing Lender hereunder, such Lender shall pay interest on its Pro Rata Share thereof to the Issuing Lender at a rate per annum equal to the Federal Funds Effective Rate. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Administrative Agent and the Lenders to record and otherwise treat such reimbursements to the Issuing Lender as Base Rate Advances under a Borrowing made at the request of the Borrower (without regard to the minimums and multiples referenced in Section 2.01) to reimburse the Issuing Lender which have been transferred to the Issuing Lender at the Borrower's request.

           (ii)  Each Lender's obligation to make Advances or to purchase and fund risk participations in Letters of Credit pursuant to this Section 2.07(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, any Obligor, or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to pay the Reimbursement Obligations together with interest as provided herein. Nothing herein is intended to release the Borrower's obligations under any Letter of Credit Application, but only to provide an additional method of payment therefor. The making of any Borrowing under Section 2.07(d)(i) shall not constitute a cure or waiver of any Default or Event of Default, other than the payment Default or Event of Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by the Borrower's failure to comply with the provisions of this Agreement or the Letter of Credit Application.

        (e)    Obligations Unconditional.    The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

            (i)  any lack of validity or enforceability of any Letter of Credit Documents;

           (ii)  any amendment or waiver of, or any consent to or departure from, any Letter of Credit Documents;

          (iii)  the existence of any claim, set-off, defense, or other right which any Obligor may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, or any other

  Person, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents, or any unrelated transaction;

          (iv)  any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

           (v)  payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; or

          (vi)  any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit or the Borrower's rights under Section 2.07(f) below.

        (f)    Liability of Issuing Lender.    The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Lender nor any of its Related Parties shall be liable or responsible for:

            (i)  the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

           (ii)  the validity, sufficiency, or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent, or forged;

          (iii)  payment by the Issuing Lender against presentation of documents which do not strictly comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

          (iv)  any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING THE ISSUING LENDER'S OWN NEGLIGENCE),

except that the Borrower shall have a claim against the Issuing Lender, and the Issuing Lender shall be liable to the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which a court determines in a final, non-appealable judgment were caused by the Issuing Lender's willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

        (g)    Cash Collateral Account.

            (i)  If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to terms hereof, then the Borrower and the Issuing Lender shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Issuing Lender's standard form assignment of deposit accounts, that the Issuing Lender requests in connection therewith to establish the Cash Collateral Account and grant the Administrative Agent a first priority security interest in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants to the Administrative Agent for the benefit of the Secured Parties a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Obligations.

           (ii)  So long as no Default or Event of Default exists, (A) the Administrative Agent may apply the funds held in the Cash Collateral Account only to the reimbursement of any Letter of Credit Obligations, and (B) the Issuing Lender shall release to the Borrower, at the Borrower's written request, any funds held in the Cash Collateral Account in an amount up to but not exceeding the excess, if any (immediately prior to the release of any such funds), of the total amount of funds held in the Cash Collateral Account over the Letter of Credit Exposure. During the existence of any Default, the Administrative Agent may apply any funds held in the Cash Collateral Account to the Obligations in accordance with Section 7.06, regardless of the Letter of Credit Exposure that may remain outstanding.

          (iii)  The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own Property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

        (h)    Defaulting Lender.    If, at any time, a Defaulting Lender or a Potential Defaulting Lender exists hereunder, then, at the request of the Issuing Lender, the Borrower shall deposit funds with Administrative Agent into the Cash Collateral Account an amount equal to such Defaulting Lender's or Potential Defaulting Lender's Pro Rata Share of the Letter of Credit Exposure.

        Section 2.08    Fees.

        (a)    Commitment Fees.    The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee at a per annum rate equal to the Applicable Margin on the daily Unused Commitment Amount of such Lender from the date of this Agreement until the Commitment Termination Date. The commitment fees shall be due and payable quarterly in arrears on the last day of each March, June, September, and December commencing on March 31, 2011 and continuing thereafter through and including the Commitment Termination Date.

        (b)    Letter of Credit Fees.

            (i)  The Borrower agrees to pay (A) to the Administrative Agent for the pro rata benefit of the Lenders a per annum letter of credit fee for each Letter of Credit issued hereunder in an amount equal to the Applicable Margin for Eurodollar Rate Advances times the daily maximum amount available to be drawn under such Letter of Credit and (B) to the Issuing Lender, a fronting fee for each Letter of Credit equal to the greater of (1) 0.25% per annum on the face amount of such Letter of Credit and (2) $500. The fees required under this clause (i) shall be computed on a quarterly basis in arrears and be due and payable on the last day of each March, June, September, and December commencing March 31, 2011.

           (ii)  The Borrower also agrees to pay to the Issuing Lender such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any Letters of Credit.

        (c)    Administrative Fees; Upfront Fees.    The Borrower agrees to pay the arrangement, agency and upfront fees described in the Fee Letter.

        Section 2.09    Interest.    The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full at the following rates per annum:

        (a)    Base Rate Advances.    If such Advance is a Base Rate Advance, a rate per annum equal at all times to the Alternate Base Rate in effect from time to time plus the Applicable Margin in effect from time to time, payable quarterly in arrears on the last day of each March, June, September, and December, commencing March 31, 2011, and on the date such Base Rate Advance shall be paid in full

        (b)    Eurodollar Rate Advances.    If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the Adjusted LIBO Rate for such Interest Period plus the Applicable Margin in effect from time to time, payable on the last day of such Interest Period, and, in the case of six-month Interest Periods, on the day which is the three month anniversary of the first day of such Interest Period.

        (c)    Usury Recapture.

            (i)  If, with respect to any Lender or the Issuing Lender, the effective rate of interest contracted for under the Loan Documents, including the stated rates of interest and fees contracted for hereunder and any other amounts contracted for under the Loan Documents which are deemed to be interest, at any time exceeds the Maximum Rate, then the outstanding principal amount of the loans made by such Lender or Issuing Lender, as applicable, hereunder shall bear interest at a rate which would make the effective rate of interest for such Lender or Issuing Lender, as applicable, under the Loan Documents equal the Maximum Rate until the difference between the amounts which would have been due at the stated rates and the amounts which were due at the Maximum Rate (the "Lost Interest") has been recaptured by such Lender or Issuing Lender, as applicable.

           (ii)  If, when the loans and reimbursement obligations made hereunder are repaid in full, the Lost Interest has not been fully recaptured by such Lender or Issuing Lender, as applicable, pursuant to the preceding paragraph, then, to the extent permitted by law, for the loans and other credit extensions made hereunder by such Lender or Issuing Lender, as applicable, the interest rates charged under Section 2.09 hereunder shall be retroactively increased such that the effective rate of interest under the Loan Documents was at the Maximum Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, the Borrower shall pay to such Lender or Issuing Lender, as applicable, the amount of the Lost Interest remaining to be recaptured by such Lender or Issuing Lender, as applicable.

         (iii)  NOTWITHSTANDING THE FOREGOING OR ANY OTHER TERM IN THIS AGREEMENT AND THE LOAN DOCUMENTS TO THE CONTRARY, IT IS THE INTENTION OF EACH LENDER, THE ISSUING LENDER AND THE BORROWER TO CONFORM STRICTLY TO ANY APPLICABLE USURY LAWS. ACCORDINGLY, IF ANY LENDER OR THE ISSUING LENDER CONTRACTS FOR, CHARGES, OR RECEIVES ANY CONSIDERATION WHICH CONSTITUTES INTEREST IN EXCESS OF THE MAXIMUM RATE, THEN ANY SUCH EXCESS SHALL BE CANCELED AUTOMATICALLY AND, IF PREVIOUSLY PAID, SHALL AT SUCH LENDER'S OR THE ISSUING LENDER'S OPTION, AS APPLICABLE, BE APPLIED TO THE OUTSTANDING AMOUNT OF THE LOANS MADE HEREUNDER BY SUCH LENDER OR REIMBURSEMENT OBLIGATIONS DUE HEREUNDER, AS APPLICABLE, OR BE REFUNDED TO THE BORROWER.

        Section 2.10    Payments and Computations.

        (a)    Payment Procedures.    The Borrower shall make each payment under this Agreement and under the Notes not later than noon (Houston, Texas time) on the day when due in Dollars to the Administrative Agent at its Lending Office (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds without deduction, setoff, or counterclaim of any kind. The Administrative Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent, the Issuing Lender, or a specific Lender pursuant to Section 2.08(b), 2.08(c), 2.09(c), 2.12, 2.13, 2.14, 9.05, or 10.07, but after taking into account payments effected pursuant to Section 7.04) in accordance with each Lender's Pro Rata Share to the Lenders for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any Lender or the Issuing Lender to such Lender or Issuing Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement.

        (b)    Computations.    All computations of interest based on the Reference Rate and of fees (other than Letter of Credit fees) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Adjusted LIBO Rate and the Federal Funds Effective Rate and Letter of Credit fees shall be made by the Administrative Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.

        (c)    Non-Business Day Payments.    Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

        (d)    Administrative Agent Reliance.    Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower shall not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Effective Rate for such day.

        Section 2.11    Sharing of Payments, Etc.    If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances or Letter of Credit Obligations made by it in excess of its Pro Rata Share of payments on account of the Advances or Letter of Credit Obligations obtained by all the Lenders, such Lender shall notify the Administrative Agent and forthwith purchase from the other Lenders such participations in the Advances made by them or Letter of Credit Obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender's ratable share (according to the proportion of (a) the amount of the participation sold by such Lender to the purchasing Lender as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to the purchasing Lender to (ii) the total amount of all such required repayments to the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

        Section 2.12    Breakage Costs.    If (a) any payment of principal of any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, whether as a result of any payment pursuant to Section 2.05, the acceleration of the maturity of the Notes pursuant to Article VII, or otherwise, or (b) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Rate Advance on the date such payment is due and payable, the Borrower shall, within 10 days of any written demand (which written demand shall include a calculation of the losses, costs and expenses referred to below, and shall be conclusive in the absence of manifest error) sent by any Lender to the Borrower through the Administrative Agent, pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss (but excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

        Section 2.13    Increased Costs.

        (a)    Eurodollar Rate Advances.    If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements with respect to liabilities or assets consisting of or including Eurocurrency Liabilities) in or in the interpretation of any Legal Requirement or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding, or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender to the Borrower (with a copy of such demand to the Administrative Agent), immediately pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that the Borrower shall not be obligated for the payment of any such additional amounts to the extent such costs accrued more than 120 days prior to the date the Borrower was given such demand. A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

        (b)    Capital Adequacy.    If any Lender or the Issuing Lender determines in good faith, on or after the date hereof, that compliance with any Legal Requirement or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or the Issuing Lender or any corporation controlling such Lender or the Issuing Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend or the Issuing Lender's commitment to issue the Letters of Credit and other commitments of this type, then, upon 30 days' prior written notice by such Lender or the Issuing Lender to the Borrower (with a copy of any such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender or to the Issuing Lender, as the case may be, from time to time as specified by such Lender or the Issuing Lender, additional amounts sufficient to compensate such Lender or the Issuing Lender, in light of such circumstances, (i) with respect to such

Lender, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend under this Agreement and (ii) with respect to the Issuing Lender, to the extent that the Issuing Lender reasonably determines such increase in capital to be allocable to the issuance or maintenance of the Letters of Credit. A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower by such Lender or the Issuing Lender shall be conclusive and binding for all purposes, absent manifest error.

        (c)    Letters of Credit.    If any change after the Closing Date in any applicable Legal Requirement or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof shall either (i) impose, modify, or deem applicable any reserve, special deposit, or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, the Issuing Lender or (ii) impose on the Issuing Lender any other condition regarding the provisions of this Agreement relating to the Letters of Credit or any Letter of Credit Obligations, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to the Issuing Lender of issuing or maintaining any Letter of Credit (which increase in cost shall be determined by the Issuing Lender's reasonable allocation of the aggregate of such cost increases resulting from such event), then, upon demand by the Issuing Lender to the Borrower, the Borrower shall pay to the Issuing Lender, from time to time as specified by the Issuing Lender, additional amounts which shall be sufficient to compensate the Issuing Lender for such increased cost; provided, however, that the Borrower shall not be obligated for the payment of any such additional amounts to the extent such costs accrued more than 120 days prior to the date the Borrower was given such demand. A certificate as to such increased cost incurred by the Issuing Lender, as a result of any event mentioned in clause (i) or (ii) above, and detailing the calculation of such increased costs submitted by the Issuing Lender to the Borrower, shall be conclusive and binding for all purposes, absent manifest error.

        (d)    Dodd-Frank Act.    Notwithstanding anything to the contrary contained herein, for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith are deemed to have gone into effect and adopted after the date of this Agreement.

        Section 2.14    Taxes.

        (a)    No Deduction for Certain Taxes.    Any and all payments by the Borrower shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, the Issuing Lender, and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it by the jurisdiction under the laws of which such Lender, Issuing Lender or Administrative Agent (as the case may be) is organized, or the jurisdiction of such Person's Lending Office, or any political subdivision of such jurisdiction (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by any Legal Requirement to deduct any Taxes from or in respect of any sum payable to any Lender, the Issuing Lender, or the Administrative Agent, (A) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14), such Lender, the Issuing Lender, or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; provided, however, that if the Borrower's obligation to deduct or withhold Taxes is caused solely by such Lender's, the Issuing Lender's, or the Administrative Agent's failure to provide the forms described in paragraph (d) of this Section 2.14 and such Lender, the Issuing Lender, or the Administrative Agent could have provided such forms, no such increase shall be required; (B) the Borrower shall make such deductions; and (C) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with all applicable Legal Requirements.

        (b)    Other Taxes.    In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Loan Documents (hereinafter referred to as "Other Taxes").

        (c)    Indemnification.    THE BORROWER INDEMNIFIES EACH LENDER, THE ISSUING LENDER, AND THE ADMINISTRATIVE AGENT FOR THE FULL AMOUNT OF TAXES OR OTHER TAXES (INCLUDING, WITHOUT LIMITATION, ANY TAXES OR OTHER TAXES IMPOSED BY ANY JURISDICTION ON AMOUNTS PAYABLE UNDER THIS SECTION 2.14) PAID BY SUCH LENDER, THE ISSUING LENDER, OR THE ADMINISTRATIVE AGENT (AS THE CASE MAY BE) AND ANY LIABILITY (INCLUDING INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, WHETHER OR NOT SUCH TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY ASSERTED. EACH PAYMENT REQUIRED TO BE MADE BY THE BORROWER IN RESPECT OF THIS INDEMNIFICATION SHALL BE MADE TO THE ADMINISTRATIVE AGENT FOR THE BENEFIT OF ANY PARTY CLAIMING SUCH INDEMNIFICATION WITHIN 30 DAYS FROM THE DATE THE BORROWER RECEIVES WRITTEN DEMAND THEREFOR FROM THE ADMINISTRATIVE AGENT ON BEHALF OF ITSELF AS ADMINISTRATIVE AGENT, FROM THE ISSUING LENDER, OR FROM ANY SUCH LENDER. IF ANY LENDER, THE ADMINISTRATIVE AGENT, OR THE ISSUING LENDER RECEIVES A REFUND IN RESPECT OF ANY TAXES PAID BY THE BORROWER UNDER THIS PARAGRAPH (C), SUCH LENDER, THE ADMINISTRATIVE AGENT, OR THE ISSUING LENDER, AS THE CASE MAY BE, SHALL PROMPTLY PAY TO THE BORROWER THE BORROWER'S SHARE OF SUCH REFUND.

        (d)    Foreign Lender Withholding Exemption.    Each Lender and Issuing Lender that is not incorporated under the laws of the United States of America or a state thereof agrees that, at the time or times prescribed by applicable law and from time to time as reasonably requested in writing by the Borrower, it shall deliver to the Borrower and the Administrative Agent (i) two duly completed copies of United States Internal Revenue Service Form W8-ECI or W8-BEN or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes, (ii) if applicable, an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax, and (iii) any other certification, identification, information or documentation which is necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate any withholding tax. Each Lender and Issuing Lender which delivers to the Borrower and the Administrative Agent a Form W8-ECI, W8-BEN, W-8 or W-9 pursuant to the next preceding sentence further undertakes to deliver to the Borrower and the Administrative Agent two further copies of such letter and Form W8-ECI, W8-BEN, W-8 or W-9, or successor applicable forms, or other applicable certification, as the case may be, on or before the date that any such form or certification expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form or other certification previously delivered by it to the Borrower and the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower and the Administrative Agent certifying in the case of a Form W8-ECI or W8-BEN that such Lender or Issuing Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Lender or Issuing Lender from duly completing and delivering any such letter or form with respect to it and such Lender or Issuing Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax, such Lender or Issuing

Lender shall not be required to deliver such letter or forms. The Borrower shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Lender failing to timely provide the requisite Internal Revenue Service forms.

        (e)    Evidence of Payments.    As soon as practicable after any payment of Taxes, Other Taxes or any taxes which are paid pursuant to clause (c) above by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

        Section 2.15    Mitigation Obligations; Replacement of Lenders.

        (a)    Designation of a Different Lending Office.    If any Lender requests compensation under Section 2.13, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A Lender shall not be required to make any such delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such delegation cease to apply.

        (b)    Replacement of Lenders.    If (i) any Lender requests compensation under Section 2.13, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, (iii) any Lender suspends its obligation to continue, or Convert Advances into, Eurodollar Rate Advances pursuant to Section 2.03(c)(ii), Section 2.03(c)(v) or Section 2.05(d), (iv) any Lender becomes a Defaulting Lender, or (v) any Lender is a Non-Consenting Lender (any Lender described in the foregoing clauses (i), (ii), (iii), (iv) or (v), a "Subject Lender"), then (A) in the case of a Defaulting Lender, the Administrative Agent may, upon notice to the Subject Lender and the Borrower, require such Subject Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment) and (B) in the case of any Subject Lender, including a Defaulting Lender, the Borrower may, upon notice to the Subject Lender and the Administrative Agent and at the Borrower's sole cost and expense, require such Subject Lender to assign, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

            (i)  other than for an assignment of a Defaulting Lender requested by the Administrative Agent, the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06;

           (ii)  such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in Letter of Credit Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.12 unless such assignment is an assignment of a Defaulting Lender) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

          (iii)  in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

          (iv)  such assignment does not conflict with applicable Legal Requirements; and

           (v)  with respect to a Non-Consenting Lender, the proposed agreement, amendment, waiver, consent or release with respect to this Agreement or any other Loan Document (including any increases to the Borrowing Base) has been approved by the Required Lenders and such agreement, amendment, waiver, consent or release can be effected as a result of the assignment contemplated by this Section.

A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply. Solely for purposes of effecting the assignment required for a Defaulting Lender under this Section 2.15, and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Assumption required hereunder if such Lender was a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same.

        Section 2.16    Defaulting Lender Cure.    If the Borrower, the Administrative Agent and the Issuing Lender agree in writing in their discretion that a Lender that is a Defaulting Lender or a Potential Defaulting Lender should no longer be deemed to be a Defaulting Lender or Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase such portion of outstanding Advances of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Advances and Letter of Credit Exposure of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender (and the Advances and Letter of Credit Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender's having been a Defaulting Lender or Potential Defaulting Lender.

 ARTICLE III
CONDITIONS PRECEDENT

        Section 3.01    Conditions Precedent to Effectiveness.    The obligation of each Lender to make its initial Advance as part of the initial Borrowing or the Issuing Bank to issue the initial Letters of Credit is subject to the conditions precedent that:

        (a)    Documentation.    The Administrative Agent shall have received the following duly executed by all the parties thereto, in form and substance satisfactory to the Administrative Agent, the Issuing Lender and the Lenders, and, where applicable, in sufficient copies for each Lender:

            (i)  this Agreement, a Note payable to the order of each Lender in the amount of its Commitment, the Guaranties, the Pledge Agreements, the Security Agreements, Mortgages encumbering at least 80% of the Borrower's and its Subsidiaries' Proven Reserves and Oil and Gas Properties (as set forth in the Initial Engineering Report) and each of the other Loan Documents, and all attached exhibits and schedules;

           (ii)  a favorable opinion of (A) the Borrower's counsel dated as of the date of this Agreement in form of the attached Exhibit K-1 and (B) the Borrower's local counsel in the states of Arkansas, California, and Colorado dated as of the date of this Agreement in form of Exhibit K-2 covering the matters discussed in such Exhibit and such other matters as any Lender through the Administrative Agent may reasonably request;

          (iii)  copies, certified as of the date of this Agreement by a Responsible Officer or the secretary or an assistant secretary of the Borrower of (A) the resolutions of the board of directors or managers (or other applicable governing body) of the Borrower approving the Loan Documents to which it is a party, (b) the articles or certificate (as applicable) of incorporation (or organization) and bylaws, limited liability company agreement, operating agreement, limited partnership agreement or other governing documents of the Borrower, and (c) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes, and the other Loan Documents;

          (iv)  certificates of a Responsible Officer of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement, the Notes, the Notices of Borrowing, the Notices of Conversion or Continuation, and the other Loan Documents to which the Borrower is a party;

           (v)  copies, certified as of the date of this Agreement by a Responsible Officer or the secretary or an assistant secretary of each Guarantor of (a) the resolutions of the board of directors or managers (or other applicable governing body) of such Guarantor approving the Loan Documents to which it is a party, (b) the articles or certificate (as applicable) of incorporation (or organization) and bylaws, limited liability company agreement, operating agreement, limited partnership agreement or other governing documents of such Guarantor, and (c) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Guaranty, the Security Instruments, and the other Loan Documents to which such Guarantor is a party;

          (vi)  a certificate of the secretary or an assistant secretary of each Guarantor certifying the names and true signatures of officers of such Guarantor authorized to sign the Guaranty, the Security Instruments, and the other Loan Documents to which such Guarantor is a party;

         (vii)  certificates of good standing for the Borrower and each Guarantor in each state in which each such Person is organized or qualified to do business, which certificate shall be dated a date not sooner than 30 days prior to the date of this Agreement;

        (viii)  a certificate dated as of the date of this Agreement from a Responsible Officer of the Borrower stating that (a) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects; (b) no Default has occurred and is continuing; and (c) the conditions in this Section 3.01 have been met;

          (ix)  appropriate UCC-1 and UCC-3, as applicable, Financing Statements covering the Collateral for filing by the Administrative Agent with the appropriate authorities and any other documents, agreements or instruments reasonably necessary to create an Acceptable Security Interest in such Collateral;

           (x)  to the extent required in connection with the Pledge Agreements, (A) stock or, to the extent applicable under the Person's organizational documents, membership or partnership interest certificates, and stock powers executed in blank for each such stock certificate endorsed in blank to the Administrative Agent and (B) to the extent such Person is a limited liability company or a limited partnership, copies of its limited liability company agreement, partnership agreement or other similar document the terms of which expressly provide that membership interests or partnership interests, as applicable, in such Person are securities governed by Chapter 8 of the Uniform Commercial Code as in effect in the State of Texas;

          (xi)  casualty insurance certificates naming the Administrative Agent loss payee and liability insurance certificates naming Administrative Agent as additional insured and evidencing insurance which meets the requirements of this Agreement and the Security Instruments, and which is otherwise satisfactory to the Administrative Agent;

         (xii)  (a) the Initial Engineering Report and (b) a certified production report dated effective December 31, 2010 as described in Section 5.06(d); and

        (xiii)  such other documents, governmental certificates, agreements and lien searches as the Administrative Agent or any Lender may reasonably request.

        (b)    Payment of Fees.    On the date of this Agreement, the Borrower shall have paid the Administrative Agent's fees required by Section 2.08(c), the fees required to be paid on the Closing Date under the Fee Letter and all costs and expenses that have been invoiced and are payable pursuant to Section 10.04.

        (c)    Delivery of Financial Statements.    The Administrative Agent and the Lenders shall have received true and correct copies of (i) the Initial Financial Statements, (ii) a certificate by an authorized Responsible Officer of the Borrower certifying that the Initial Financial Statements have been prepared in accordance with GAAP and fairly present, in all material respects, the consolidated financial condition, results of operations, and cash flows as of such date in accordance with GAAP (subject, in each case, to the absence of footnotes and to year end audit adjustments), and (iii) such other financial information as the Lenders may reasonably request.

        (d)    Security Instruments.    The Administrative Agent shall have received all appropriate evidence required by the Administrative Agent and the Lenders in their sole discretion necessary to determine that the Administrative Agent (for its benefit and the benefit of the Secured Parties) shall have an Acceptable Security Interest in the Collateral (which shall include at least 80% of the Borrower's and its Subsidiaries' Proven Reserves and Oil and Gas Properties (as set forth in the Initial Engineering Report)) and that all actions or filings necessary to protect, preserve and validly perfect such Liens have been made, taken or obtained, as the case may be, and are in full force and effect.

        (e)    Title.    The Administrative Agent and the Lenders shall have received an irrevocable and unconditional commitment for issuance of ALTA (or equivalent) lender's policy of title insurance insuring the lien of the Mortgage described on Exhibit D-3 securing the processing plant and related midstream assets in Lafayette County, Arkansas as a first priority lien in the amount of $25,000,000, in form and substance reasonably acceptable to Administrative Agent, including all endorsements reasonably requested by Administrative Agent, together with evidence that the corresponding premiums associated with such policy have either been paid or escrowed on terms acceptable to the Administrative Agent.

        (f)    Environmental.    The Administrative Agent shall have received such environmental assessments or other reports as it may reasonably require and shall be satisfied with the condition of the Oil and Gas Properties with respect to the Borrower's compliance with Environmental Laws.

        (g)    No Default.    No Default shall have occurred and be continuing.

        (h)    Representations and Warranties.    The representations and warranties contained in Article IV hereof and in each other Loan Document shall be true and correct in all material respects as of the date of the initial Borrowing (except in the case of representations and warranties which are made solely as of an earlier date or time, which representations and warranties shall be true and correct in all material respects as of such earlier date or time).

        (i)    Material Adverse Change.    No event or circumstance that could reasonably be expected to cause a Material Adverse Change shall have occurred.

        (j)    No Proceeding or Litigation; No Injunctive Relief.    No action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with (A) any of the Oil and Gas Properties or other Properties of any of the Borrower and its Subsidiaries or (B) this Agreement or any transaction contemplated hereby or (ii) which, in any case, in the judgment of the Administrative Agent, could reasonably be expected to result in a Material Adverse Change.

        (k)    Consents, Licenses, Approvals, etc.    The Administrative Agent shall have received true copies (certified to be such by the Borrower or other appropriate party) of all consents, licenses and approvals required in accordance with applicable Legal Requirements, or in accordance with any document, agreement, instrument or arrangement to which any Obligor or any Subsidiary of an Obligor is a party, and in each case, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Loan Documents. In addition, each Obligor and its respective Subsidiaries shall have all such material consents, licenses and approvals required in connection with the continued operation of the Obligor and its respective Subsidiaries, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby.

        (l)    Material Contracts.    The Borrower shall have delivered to the Administrative Agent copies of all contracts, agreements, or instruments contemplated by Section 4.21.

        (m)    Notice of Borrowing.    The Administrative Agent shall have received a Notice of Borrowing from the Borrower, with appropriate insertions and executed by a duly authorized Responsible Officer of the Borrower for any Advances to be made on the Closing Date.

        (n)    USA Patriot Act.    The Administrative Agent shall have received all appropriate information needed to be in compliance with the USA Patriot Act, including taxpayer identification and social security numbers of all institutions or individuals holding ten percent (10%) or greater of the outstanding Equity Interests of the Borrower or its Subsidiaries.

        (o)    Required Commodity Hedges.    The Administrative Agent and the Lenders shall be satisfied with the Borrower's and its Subsidiaries' existing Hedge Contracts, as listed on Schedule 3.01.

        (p)    Minimum Liquidity.    The sum of the aggregate of all Lenders' Unused Commitment Amounts as of the Closing Date after giving effect to the Borrowings requested and made on the Closing Date shall be at least fifteen percent (15%) of the initial Borrowing Base in effect as of the date of this Agreement.

        (q)    Payment of Existing Debt.    Administrative Agent shall have received sufficient evidence satisfactory to it indicating that simultaneously with the effectiveness of this Agreement, (i) the obligations of each Obligor (for purposes of this paragraph (q), as such term is defined in the Existing Credit Agreement) under the Existing Credit Agreement and the other Loan Documents (for purposes of this paragraph (q), as such term is defined in the Existing Credit Agreement) shall have been satisfied in full and all of the commitments thereunder shall have been terminated and (ii) acceptable provisions have been made for the termination of the Liens securing the same.

        Section 3.02    Conditions Precedent to All Borrowings.    The obligation of each Lender to make an Advance on the occasion of each Borrowing and of the Issuing Lender to issue, increase, or extend any Letter of Credit shall be subject to the further conditions precedent that on the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit:

        (a)   the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Conversion or Continuation, or Letter of Credit Application and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance, increase, or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or on the date of such issuance, increase, or extension of such Letter of Credit, as applicable, such statements are true):

            (i)  the representations and warranties contained in Article IV of this Agreement and the representations and warranties contained in the Security Instruments, the Guaranties, and each of the other Loan Documents are true and correct in all material respects on and as of the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit, before and after giving effect to such Borrowing or to the issuance, increase, or extension of such Letter of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date, except those representations and warranties that speak of a certain date, which representations and warranties were true and correct as of such date; and

           (ii)  no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom, or would result from the issuance, increase, or extension of such Letter of Credit.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

        The Borrower represents and warrants as follows:

        Section 4.01    Corporate Existence; Subsidiaries.    (a) the Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware; (b) the Borrower is in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification, except where the failure to be so in good standing and qualified could not reasonably be expected to cause a Material Adverse Change; and (c) each Guarantor is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization or formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to cause a Material Adverse Change. As of the date of this Agreement, the Borrower has no Subsidiaries other than as set forth in Schedule 4.01.

        Section 4.02    Power.    The execution, delivery, and performance by the Borrower of this Agreement, the Notes, and the other Loan Documents to which it is a party and by the Guarantors of the Guaranties and the other Loan Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby, including the request for and borrowing of any Advance by the Borrower, the request for and issuance, extension or increase of any Letter of Credit for the account of any Obligor, and the receipt and use of the proceeds of any Advance and such Letter of Credit: (a) are within such Obligor's governing powers, (b) have been duly authorized by all necessary governing action, (c) do not contravene (i) any Obligor's certificate or articles of incorporation, bylaws, limited liability company agreement, partnership agreement or other similar governance documents or (ii) any Legal Requirement or any contractual restriction binding on or affecting any Obligor, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

        Section 4.03    Authorization and Approvals.    Except for the filing of the Security Instruments or as contemplated by this Agreement, no consent, order, authorization, or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery, and performance by the Borrower of this Agreement, the Notes, or the other Loan Documents to which the Borrower is a party or by each Guarantor of its Guaranty or the other Loan Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby (including the request and borrowing of any Advance by the Borrower, the request for and issuance extension or increase of, any Letter of Credit for the account of any Obligor, and the receipt and use of the proceeds of such Advance and such Letter of Credit) that has not been obtained or given, except for such consents, orders, authorizations, approvals, action or notices related to performance by Obligors hereunder, the failure of which could not reasonably be expected to result in a Material Adverse Change.

        Section 4.04    Enforceable Obligations.    This Agreement, the Notes, and the other Loan Documents to which an Obligor is a party have been duly executed and delivered by such Obligor. Each Loan Document is the legal, valid, and binding obligation of each Obligor which is a party to it and enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors' rights generally and by general principles of equity.

        Section 4.05    Financial Statements.

        (a)   The Borrower has delivered to the Administrative Agent and the Lenders copies of the Initial Financial Statements, and the Initial Financial Statements present fairly in all material respects the financial condition of the Borrower as of the date thereof in accordance with GAAP (subject, in each case, to the absence of footnotes and to year end audit adjustments). As of the date of the Initial Financial Statements, there were no material contingent obligations, liabilities for taxes, extraordinary forward or long-term commitments, or unrealized or anticipated losses of the Borrower or any of its Subsidiaries, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

        (b)   All projections, estimates, and pro forma financial information furnished by, or on behalf of, the Borrower were prepared on the basis of assumptions, data, information, tests, or conditions believed by the Borrower to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.

        (c)   Since December 31, 2010, no event or circumstance that could reasonably be expected to cause a Material Adverse Change has occurred.

        (d)   As of the date of this Agreement and after giving effect to the making of the initial Advances or the issuance of the initial Letters of Credit, neither the Borrower nor any of its Subsidiaries has any Debt other than (i) Debt under this Agreement and (ii) any other Debt listed on Schedule 4.05.

        Section 4.06    True and Complete Disclosure.    All written information (excluding estimates) heretofore or contemporaneously furnished by, or on behalf of, any Obligor in writing to any Lender or the Administrative Agent for purposes of or in connection with this Agreement, any other Loan Document or any transaction contemplated hereby or thereby is, and all other such written information hereafter furnished by, or on behalf of, any Obligor in writing to the Administrative Agent or any of the Lenders, taken as a whole, shall be, true and accurate in all material respects on the date as of which such information is dated or certified and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein taken as a whole not misleading at such time.

        Section 4.07    Litigation; Compliance with Law.

        (a)   Except as set forth on Schedule 4.07, there is no pending or, to the knowledge of the Borrower, threatened action, suit, or legal, equitable, arbitrative or administrative proceeding affecting any Obligor before any court, Governmental Authority or arbitrator which could reasonably be expected to cause a Material Adverse Change or which purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, or any other Loan Document. Additionally, there is no pending or, to the knowledge of the Borrower, threatened action, suit, or legal equitable, arbitrative or administrative proceeding instituted against any Obligor which seeks to adjudicate any Obligor as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

        (b)   The Borrower and its Subsidiaries have complied in all respects with all statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except where such non-compliance could not reasonably be expected to cause a Material Adverse Change.

        Section 4.08    Use of Proceeds.    The proceeds of the Advances will be used by the Borrower for the purposes described in Section 5.09. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation T, U or X.

        Section 4.09    Investment Company Act.    No Obligor is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        Section 4.10    Federal Power Act.    Neither the Borrower nor its Subsidiaries is subject to regulation under the Federal Power Act, as amended or any other Legal Requirement which regulates the incurring by such Person of Debt, including Legal Requirements relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

        Section 4.11    Taxes.

        (a)    Reports and Payments.    All Returns (as defined below in clause (c) of this Section) required to be filed by or on behalf of any Obligor or any member of the Controlled Group (hereafter collectively called the "Tax Group") have been duly filed on a timely basis or appropriate extensions have been obtained and such Returns are and will be true, complete and correct in all material respects, except where the failure to so file would not be reasonably expected to cause a Material Adverse Change; and all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto will have been paid in full on a timely basis, and no other Taxes will be payable by the Tax Group with respect to items or periods covered by such Returns, except in each case to the extent of (i) reserves reflected in the Initial Financial Statements or financial statements of the Borrower delivered to the Administrative Agent pursuant to this Agreement, or (ii) Taxes that are being contested in good faith. The reserves for accrued Taxes reflected in the financial statements delivered to the Lenders under this Agreement are adequate in the aggregate for the payment of all unpaid Taxes, whether or not disputed, for the period ended as of the date thereof and for any period prior thereto, and for which the Tax Group may be liable in its own right, as withholding agent or as a transferee of the assets of, or successor to, any Person.

        (b)    Taxes Definition.    "Taxes" in this Section 4.11 shall mean all taxes, charges, fees, levies, or other assessments imposed by any federal, state, local, or foreign taxing authority, including without limitation, income, gross receipts, excise, real or personal property, sales, occupation, use, service, leasing, environmental, value added, transfer, payroll, and franchise taxes (and including any interest, penalties, or additions to tax attributable to or imposed on with respect to any such assessment).

        (c)    Returns Definition.    "Returns" in this Section 4.11 shall mean any federal, state, local, or foreign report, estimate, declaration of estimated Tax, information statement or return relating to, or required to be filed in connection with, any Taxes, including any information return or report with respect to backup withholding or other payments of third parties.

        Section 4.12    Pension Plans.    All Plans are in compliance in all material respects with all applicable provisions of ERISA. No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. No "accumulated funding deficiency" (as defined in Section 302 of ERISA) has occurred with respect to any Plan and there has been no excise tax imposed under Section 4971 of the Code with respect to any Plan. No Reportable Event has occurred, whether individually or in the aggregate, with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects with in accordance with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits by an amount that could reasonably be expected to give rise to a Material Adverse Change. No Obligor and no member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which any Obligor has any withdrawal liability. As of the most recent valuation date applicable thereto, neither the Borrower nor any of its ERISA Affiliates would become subject to any liability under ERISA if the Borrower or any of ERISA Affiliate of the Borrower has received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower or any ERISA Affiliate of the Borrower for post-retirement benefits to be provided to the current and former employees of the Borrower or any ERISA Affiliate of the Borrower under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

        Section 4.13    Condition of Property; Casualties.    Each Obligor has good and defensible title to all of its Properties as is customary in the oil and gas industry in all material respects, free and clear of all Liens except for Permitted Liens. The material Properties used or to be in the continuing operations of the Borrower and its Subsidiaries are in reasonably good repair, working order and condition (ordinary wear and tear excepted). Since December 31, 2010, neither the business nor any Property of the Obligors has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, Permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy (whether or not covered by insurance).

        Section 4.14    No Burdensome Restrictions; No Defaults.

        (a)   Neither the Borrower nor any Subsidiary of the Borrower is a party to any indenture, loan, or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of applicable Legal Requirement that could reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any Subsidiary of the Borrower is in default under or with respect to, nor has the Borrower or any Subsidiary of the Borrower received any notice of default under, any contract, agreement, lease, or other instrument to which the Borrower or any Subsidiary is a party and which could reasonably be expected to cause a Material Adverse Change.

        (b)   No Default has occurred and is continuing.

        Section 4.15    Environmental Condition.

        (a)    Permits, Etc.    The Obligors (i) have obtained all Environmental Permits necessary for the ownership and operation of their respective Properties and the conduct of their respective businesses, except where the failure to obtain such Environmental Permit could not reasonably be expected to result in a Material Adverse Change; (ii) have at all times been and are in compliance with all terms and conditions of such Permits and with all other requirements of applicable Environmental Laws, except for any noncompliance that could not reasonably be expected to result in a Material Adverse Change; (iii) have not received notice of any violation or alleged violation of any Environmental Law or Permit that has not been resolved or that could reasonably be expected to cause a Material Adverse Change; and (iv) are not subject to any actual or contingent Environmental Claim, which could reasonably be expected to cause a Material Adverse Change.

        (b)    Certain Liabilities.    To the Borrower's actual knowledge, none of the present or previously owned or operated Property of any Obligor or of any former Subsidiary of an Obligor, wherever located: (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by any Obligor, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response that would cause a Material Adverse Change.

        (c)    Certain Actions.    Without limiting the foregoing, (i) all necessary notices have been properly filed, and no further action is required under current Environmental Law as to each Response or other restoration or remedial project undertaken by any Obligor or any former Subsidiary of an Obligor on any of their presently or formerly owned or operated Property and (ii) the present and, to the Borrower's knowledge, future liability, if any, of the Obligors which could reasonably be expected to arise in connection with requirements under Environmental Laws will not result in a Material Adverse Change.

        Section 4.16    Permits, Licenses, Etc.    The Obligors possess all consents, authorizations, Permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights which are necessary to the conduct of their business, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Change. The Obligors manage and operate their business in all material respects in accordance with all applicable Legal Requirements and good industry practices.

        Section 4.17    Gas Contracts.    No Obligor, as of the date hereof, (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a "take-or-pay" or "prepayment" provision or under any similar agreement to deliver Hydrocarbons produced from or allocated to any Obligor's Oil and Gas Properties at some future date without receiving full payment therefor at the time of delivery, or (b) has produced gas, in any material amount, subject to, and none of the Obligor's Oil and Gas Properties is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements, in each case, other than those imbalances which (i) occur in the ordinary course of business and (ii) do not, in the aggregate, exceed 1% of the value of the Proven Reserves of the Obligors.

        Section 4.18    Liens; Titles, Leases, Etc.    None of the Property of any Obligor is subject to any Lien other than Permitted Liens. On the date of this Agreement, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to create and perfect the Liens provided for in the Security Instruments will have been made, obtained and taken in all relevant jurisdictions (other than filings of the Mortgages and any financing statements contemplated by the Security Instruments, which filings shall occur promptly after the date of this Agreement). All Leases and agreements for the conduct of business of the Obligors are valid and subsisting, in full force and effect and there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default under any of such leases or agreements which could reasonably be expected to cause a Material Adverse Change. No Obligor is a party to any agreement or arrangement (other than this Agreement and the Security Instruments), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to secure the Obligations against their respective assets or Properties.

        Section 4.19    Solvency and Insurance.    Before and after giving effect to the making of the initial Advances, each Obligor is Solvent. Additionally, each Obligor carries insurance required under Section 5.02.

        Section 4.20    Hedge Contracts.    Schedule 4.20 sets forth, as of the date hereof, a true and complete list of all Interest Hedge Agreements, Hydrocarbon Hedge Agreements and any other Hedge Contract of each Obligor, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), and the counterparty to each such agreement.

        Section 4.21    Material Agreements.    Schedule 4.21 sets forth a complete and correct list of all material agreements, leases (other than Leases), indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the date hereof providing for, evidencing, securing or otherwise relating to any Debt or other material financial obligations of any Obligor, and all obligations of any Obligor to issuers of surety or appeal bonds issued for account of such Obligor, and such list correctly sets forth on the date hereof the names of the debtor or lessee and creditor or lessor with respect to the Debt or lease obligations outstanding or to be outstanding and the Property subject to any Lien securing such Debt or lease obligation. Also set forth on Schedule 4.21 is a complete and correct list of all material agreements and other instruments of the Obligors on the date hereof relating to the purchase, transportation by pipeline, gas processing, marketing, sale and supply of natural gas and other Hydrocarbons. Except as detailed otherwise in Schedule 4.21, the Borrower has heretofore delivered to the Administrative Agent and the Lenders a complete and correct copy of all such material credit agreements, indentures, purchase agreements, contracts, letters of credit, guarantees, joint venture agreements, or other instruments, including any modifications or supplements thereto, as in effect on the date hereof and as of the Closing Date.

 ARTICLE V
AFFIRMATIVE COVENANTS

        So long as any Note or any amount under any Loan Document shall remain unpaid, any Letter of Credit shall remain outstanding or any Letter of Credit Exposure shall exist, or any Lender shall have any Commitment hereunder, the Borrower agrees, unless the Required Lenders shall otherwise consent in writing, to comply with the following covenants.

        Section 5.01    Compliance with Laws, Etc.    The Borrower shall comply, and cause each of its Subsidiaries to comply, in all material respects with all Legal Requirements. Without limiting the generality and coverage of the foregoing, the Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all Environmental Laws and all laws, regulations, or directives with respect to equal employment opportunity and employee safety in all jurisdictions in which the Borrower or any of its Subsidiaries does business; provided, however, that this Section 5.01 shall not prevent the Borrower or any such Subsidiary from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings so long as such reserve as may be required by GAAP shall have been made therefor. Without limitation of the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, (a) maintain and possess all authorizations, Permits, licenses, trademarks, trade names, rights and copyrights which are necessary to the conduct of its business except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Change, and (b) obtain, as soon as practicable, all consents or approvals required from any states of the United States (or other Governmental Authorities) necessary to grant the Administrative Agent an Acceptable Security Interest in the Borrower's and its Subsidiaries' Oil and Gas Properties, to the extent required by Section 5.08.

        Section 5.02    Maintenance of Insurance.

        (a)   The Borrower shall, and shall cause each of its Subsidiaries to, procure and maintain or shall cause to be procured and maintained continuously in effect with financially sound and reputable insurance companies, insurance in such amounts and against such risks and liabilities as are customarily maintained by companies engaged in the same or similar businesses (including, as applicable, oil and gas exploration and production companies), operating in the same or similar locations and as otherwise reasonably satisfactory to the Administrative Agent. In addition, the Borrower shall, and shall cause each of its Subsidiaries to, comply with all requirements regarding insurance contained in the Security Instruments.

        (b)   All copies of policies (which copies must be certified by a Responsible Officer of the Borrower) or certificates thereof, and endorsements and renewals thereof shall be delivered to and retained by the Administrative Agent. All policies of insurance shall either have attached thereto a Lender's loss payable endorsement for the benefit of the Administrative Agent, as loss payee in form reasonably satisfactory to the Administrative Agent or shall name the Administrative Agent as an additional insured, as applicable. The Borrower shall furnish the Administrative Agent with a certificate of insurance or a copy certified by a Responsible Officer of the Borrower of all policies of insurance required. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. In addition, all policies of insurance required under the terms hereof shall contain an endorsement or agreement by the insurer that any loss shall be payable in accordance with the terms of such policy notwithstanding any act of ordinary civil negligence of the Borrower, or a Subsidiary or any party holding under the Borrower or a Subsidiary which might otherwise result in a forfeiture of the insurance and the further agreement of the insurer waiving all rights of setoff, counterclaim or deductions against the Borrower and its Subsidiaries. All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Subsidiaries, and the applicable insurance company, such policies will not be canceled, allowed to lapse without renewal or surrendered or amended in a way that materially reduces the scope or limits of coverage) without at least 30 days' prior written notice to the Administrative Agent. In the event that, notwithstanding the "lender's loss payable endorsement" requirement of this Section 5.02, the proceeds of any insurance policy described above are paid to the Borrower or any Subsidiary of the Borrower and any Obligations are outstanding, except as permitted under Section 5.02(c) below, the Borrower or such Subsidiary shall deliver such proceeds to the Administrative Agent immediately upon receipt.

        (c)   Prior to the occurrence and continuance of an Event of Default, (i) up to $5,000,000 of the proceeds of any insurance policy shall be paid directly to the Borrower or the applicable Subsidiary of the Borrower to repair or replace the damaged or destroyed Property covered by such policy; provided that the Borrower or such applicable Subsidiary shall make such repair or replace such Property with reasonable promptness (but no later than 180 days) after the receipt of such proceeds, and (ii) the remaining amount of such proceeds and any amount of proceeds that were paid to the Borrower or applicable Subsidiary of the Borrower as permitted under clause (i) above and not used toward the repair or replacement of such Property as required under such clause (i), shall be paid directly to the Administrative Agent and if necessary, assigned to the Administrative Agent to be, at the election of the Administrative Agent, (A) applied in accordance with Section 7.06 of this Agreement, whether or not the Obligations are then due and payable, or (B) returned to the Borrower or the applicable Subsidiary of the Borrower to repair or replace the damaged or destroyed Property covered by such policy.

        (d)   After the occurrence and during the continuance of an Event of Default, all proceeds of insurance, including any casualty insurance proceeds, property insurance proceeds, proceeds from actions, and any other proceeds, shall be paid directly to the Administrative Agent and if necessary, assigned to the Administrative Agent, to be applied in accordance with Section 7.06 of this Agreement, whether or not the Obligations are then due and payable

        (e)   In the event that any insurance proceeds are paid to the Borrower or any Subsidiary of the Borrower in violation of clause (c) or clause (d), the Borrower or such Subsidiary shall hold the proceeds in trust for the Administrative Agent, segregate the proceeds from the other funds of the Borrower or such Subsidiary, and promptly pay the proceeds to the Administrative Agent with any necessary endorsement. Upon the request of the Administrative Agent, the Borrower and its Subsidiaries shall execute and deliver to the Administrative Agent any additional assignments and other documents as may be necessary or desirable to enable the Administrative Agent to directly collect the proceeds as set forth herein.

        Section 5.03    Preservation of Corporate Existence, Etc.    The Borrower shall preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate, limited liability company or limited partnership, as applicable, existence, rights, franchises, and privileges in the jurisdiction of its incorporation or organization, as applicable, and qualify and remain qualified, and cause each such Subsidiary to qualify and remain qualified, as a foreign entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to cause a Material Adverse Change.

        Section 5.04    Payment of Taxes, Etc.    The Borrower shall pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto, and (b) all lawful claims that are material in amount which, if unpaid, might by law become a Lien upon its Property; provided, however, that neither the Borrower nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.

        Section 5.05    Visitation Rights.    At any reasonable time and from time to time, upon reasonable notice, the Borrower shall, and shall cause its Subsidiaries to, permit the Administrative Agent and any Lender or any of their respective agents or representatives thereof, to (a) examine and make copies of and abstracts from the records and books of account of, and visit and inspect at their reasonable discretion the Properties of, the Borrower and any such Subsidiary and (b) discuss the affairs, finances and accounts of the Borrower and any such Subsidiary with any of their respective officers or directors.

        Section 5.06    Reporting Requirements.    The Borrower shall furnish to the Administrative Agent and each Lender:

        (a)    Annual Financials.    As soon as available but in any event not later than 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2010, (i) the unqualified audited annual Financial Statements for the Borrower accompanied by the related consolidating financial statements of each Subsidiary of the Borrower (provided that the consolidating statements will not be subject to a separate audit nor require notes), setting forth in comparative form the audited consolidated figures as of the end of and for the previous fiscal year, all prepared in conformity with GAAP consistently applied and all as audited by certified public accountants reasonably acceptable to the Administrative Agent and including any management letters delivered by such accountants to the Borrower in connection with such audit, (ii) a certificate of such accounting firm to the Administrative Agent and the Lenders stating that, in the course of the regular audit of the business of the Borrower and its consolidated Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, and (iii) a Compliance Certificate executed by a Responsible Officer of the Borrower; provided that, in respect of the fiscal year ending December 31, 2010 only, in lieu of the requirement of clause (i) above, the Borrower shall deliver (A) not later than 120 days after the end of such fiscal year the audited consolidated balance sheet of the Borrower as of December 31, 2010, and not later than 90 days after the end of such fiscal year the audited consolidated financial statements for Holmes Eastern Company, LLC and for Bonanza Creek Energy Company, LLC for the fiscal year ending December 31, 2010, together with the related consolidating financial statements of each Subsidiary of Bonanza Creek Energy Company, LLC for such fiscal year end (provided that the consolidating statements will not be subject to a separate audit nor require notes), as audited by certified public accountants reasonably acceptable to the Administrative Agent.

        (b)    Quarterly Financials.    As soon as available and in any event not later than 60 days after the end of each of the first three fiscal quarters of the Borrower, commencing with the fiscal quarter ended March 31, 2011, (i) the unaudited Financial Statements for the Borrower accompanied by the related consolidating financial statements of each Subsidiary the Borrower for the period commencing at the end of the previous year and ending with the end of such fiscal quarter, and setting forth in comparative form the consolidated figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and duly certified with respect to such consolidated statements (subject to the absence of footnotes and to year end audit adjustments) by an authorized Responsible Officer of the Borrower as having been prepared in accordance with GAAP and as fairly presenting, in all material respects, the consolidated financial condition, results of operations, and cash flows of the Borrower and its Subsidiaries in accordance with GAAP; and (ii) a Compliance Certificate executed by an authorized Responsible Officer of the Borrower;

        (c)    Oil and Gas Reserve Reports.

            (i)  As soon as available but in any event on or before April 1 of each year, an Independent Engineering Report prepared as of the immediately preceding January 1;

           (ii)  As soon as available but in any event on or before October 1 of each year an Internal Engineering Report prepared as of the immediately preceding July 1;

          (iii)  Such other information as may be reasonably requested by the Administrative Agent, or any Lender through the Administrative Agent, with respect to the Oil and Gas Properties included or to be included in the Borrowing Base;

          (iv)  With the delivery of each Engineering Report, a certificate from a Responsible Officer of the Borrower certifying that, to his knowledge and in all material respects: (a) the factual information provided by the Borrower in connection with the preparation of the Engineering Report was true and correct, (b) the Borrower and its Subsidiaries, as applicable, owns good and defensible title to the Oil and Gas Properties evaluated in such Engineering Report except as set forth on an exhibit to the certificate, such Properties are free of all Liens except for Permitted Liens and such Properties are subject to an Acceptable Security Interest to the extent required by Section 5.08, (c) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Engineering Report which would require the Borrower or its Subsidiaries to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (d) none of the Oil and Gas Properties of the Borrower or its Subsidiaries have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (e) attached to the certificate is a list of its Oil and Gas Properties added to and deleted from the immediately prior Engineering Report and a list showing any change in working interest or net revenue interest in its Oil and Gas Properties occurring and the reason for such change, (f) attached to the certificate is a list of all Persons disbursing proceeds to the Borrower or its Subsidiaries, as applicable, from its Oil and Gas Properties, (g) all of the Oil and Gas Properties classified as Proven Reserves and evaluated by such Engineering Report are pledged as Collateral for the Obligations to the extent required by Section 5.08, and (h) to the extent required by the Administrative Agent or any Lender, attached to the certificate is a monthly cash flow budget for the six months following the delivery of such certificate setting forth the Borrower's projections for production volumes, revenues, expenses, taxes, budgeted capital expenditures and working capital requirements during such period;

        (d)    Production Reports.    As soon as available and in any event within 60 days after the end of each calendar quarter, commencing with the calendar quarter ended March 31, 2011, a report certified by a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent prepared by the Borrower covering each of the Oil and Gas Properties of the Borrower and its Subsidiaries and detailing on a monthly basis (i) the production, revenue, and price information and associated operating expenses for each such month, (ii) any changes to any producing reservoir, production equipment, or producing well during each such month, which changes could cause a Material Adverse Change, and (iii) any sales of the Borrower's or any Subsidiaries' Oil and Gas Properties during such quarter;

        (e)    Quarterly Report on Hedging.    Upon the delivery of the Engineering Reports required to be delivered by the Borrower to the Administrative Agent and the Lenders pursuant to Section 2.02 and within 60 days after the end of each calendar quarter end, a statement prepared by the Borrower and certified as being true and correct in all material respects by a Responsible Officer of the Borrower, setting forth in reasonable detail all Hydrocarbon Hedge Agreements to which any production of oil, gas or other Hydrocarbons from the Oil and Gas Properties of the Borrower or any Subsidiary of the Borrower is then subject, together with a statement of the Borrower's or such Subsidiary's, as applicable, position with respect to each such Hydrocarbon Hedge Agreement; provided, however, if the price of any of the oil, gas or other Hydrocarbons produced from such Oil and Gas Properties is subject to a Hydrocarbon Hedge Agreement, then the Borrower shall promptly notify the Administrative Agent and the Lenders if such Hydrocarbon Hedge Agreement is terminated, modified, amended or altered prior to the end of its contractual term, or if there is an amendment, adjustment or modification of the price of any of the oil, gas or other Hydrocarbons produced from such Oil and Gas Properties that is subject to or established by a Hydrocarbon Hedge Agreement;

        (f)    Defaults.    As soon as possible and in any event within five (5) days after (i) the occurrence of any Default or (ii) the occurrence of any default under any instrument or document evidencing Debt of any Obligor or any Subsidiary of an Obligor, in each case known to any officer of the Borrower or any Subsidiary of the Borrower which is continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth the details of such Default or default, as applicable, and the actions which such Obligor or such Subsidiary has taken and proposes to take with respect thereto;

        (g)    Termination Events.    As soon as possible and in any event (i) within 30 days after the Borrower or any ERISA Affiliate knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within five (5) days after the Borrower or any ERISA Affiliate knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or such ERISA Affiliate proposes to take with respect thereto;

        (h)    Termination of Plans.    Promptly and in any event within two (2) Business Days after receipt thereof by the Borrower or any ERISA Affiliate from the PBGC, copies of each notice received by the Borrower or any such ERISA Affiliate of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan;

        (i)    Other ERISA Notices.    Promptly and in any event within five (5) Business Days after receipt thereof by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any ERISA Affiliate concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

        (j)    Environmental Notices.    Promptly and in any event within five (5) Business Days after the receipt thereof by the Borrower or any Subsidiary of the Borrower, a copy of any form of request, notice, summons or citation received from the Environmental Protection Agency, or any other Governmental Authority, concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose liability therefor and could cause a Material Adverse Change, (ii) any action or omission on the part of the Borrower or any Subsidiary of the Borrower or any of their former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability therefor that could cause a Material Adverse Change, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (iii) the filing of a Lien upon, against or in connection with the Borrower or any Subsidiary of the Borrower or their former Subsidiaries, or any of their leased or owned Property, wherever located;

        (k)    Other Governmental Notices.    Promptly and in any event within five (5) Business Days after receipt thereof by the Borrower or any Subsidiary of the Borrower a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit or agreement with any Governmental Authority;

        (l)    Material Changes.    Promptly and in any event within five (5) Business Days after the knowledge thereof by the Borrower or any Subsidiary of the Borrower, written notice of any condition or event of which the Borrower has knowledge, which condition or event has resulted or may reasonably be expected to result in (i) a Material Adverse Change or (ii) a breach of or noncompliance with any material term, condition, or covenant of any material contract to which any Obligor or any Subsidiary of an Obligor is a party or by which they or their Properties may be bound which breach or noncompliance could reasonably be expected to result in a Material Adverse Change;

        (m)    Disputes, Etc.    Promptly and in any event within five (5) Business Days after the receipt thereof by the Borrower or any Subsidiary of the Borrower, written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of the Borrower threatened, or affecting the Borrower, or any Subsidiary of the Borrower which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Borrower or any Subsidiary of the Borrower has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any Subsidiary of the Borrower and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Borrower or any Subsidiary of the Borrower if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $2,000,000;

        (n)    Other Accounting Reports.    Promptly and in any event within five (5) Business Days after receipt thereof, a copy of each other report or letter submitted to the Borrower or any Subsidiary of the Borrower by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any Subsidiary of the Borrower, and a copy of any response by the Borrower or any Subsidiary of the Borrower, or the board of directors (or other applicable governing body) of the Borrower or any Subsidiary of the Borrower, to such letter or report;

        (o)    Notice Regarding Early Termination of Hedge Contracts.    Promptly and in any event within one (1) Business Day after the Borrower or any Subsidiary of the Borrower learns of the impending occurrence of any novation, assignment, early termination or other unwind of any Hedge Contract of any Obligor prior to the end of its original, nominal term, a statement of a Responsible Officer of the Borrower describing such novation, assignment, early termination or unwind;

        (p)    Notices Under Other Loan Agreements.    Promptly and in any event within five (5) Business Days after the furnishing thereof, copies of any statement, report or notice furnished to any Person pursuant to the terms of any indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 5.06; and

        (q)    Other Information.    Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower or any Subsidiary of the Borrower, as any Lender through the Administrative Agent may from time to time reasonably request. The Administrative Agent agrees to provide the Lenders with copies of any material notices and information delivered solely to the Administrative Agent pursuant to the terms of this Agreement.

        Section 5.07    Maintenance of Property.    The Borrower shall, and shall cause each of its Subsidiaries to, maintain their owned, leased, or operated Property necessary to the conduct of its business in reasonably good condition and repair (ordinary wear and tear excepted), except for any failure that could not reasonably be expected to cause a Material Adverse Change, and shall abstain, and cause each of its Subsidiaries to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

        Section 5.08    Agreement to Pledge.    The Borrower shall, and shall cause each of its Subsidiaries to, grant to the Administrative Agent an Acceptable Security Interest in any Property of the Borrower and all Subsidiaries of the Borrower now owned or hereafter acquired, including Proven Reserves and Oil and Gas Properties, promptly after receipt of a written request from the Administrative Agent; provided, however, that, unless an Event of Default has occurred and is continuing, the Borrower and its Subsidiaries shall, with respect to their Oil and Gas Properties, only be required to grant an Acceptable Security Interest with respect to Oil and Gas Properties constituting at least eighty percent (80%) of the total value of all such Oil and Gas Properties of the Borrower and its Subsidiaries.

        Section 5.09    Use of Proceeds.    On the date hereof the Borrower shall contribute a portion of the proceeds of the Advances to Bonanza Creek Energy Operating Company, LLC in an amount equal to the outstanding balance owed pursuant to the Existing Credit Agreement, and Bonanza Creek Energy Operating Company, LLC shall use such contribution only to payoff the balance owing pursuant to the Existing Credit Agreement. The Borrower shall otherwise use the proceeds of the Advances and Letters of Credit only (i) to finance the development of Oil and Gas Properties and (ii) for working capital and other general corporate purposes.

        Section 5.10    Title Opinions.    On or before May 29, 2011 (or at such later time as determined by the Administrative Agent in its sole discretion), the Administrative Agent shall be satisfied in its sole discretion with the title to the Oil and Gas Properties included in the initial Borrowing Base and that such Oil and Gas Properties constitute a percentage of such Collateral reasonably satisfactory to the Administrative Agent, including the receipt of title evidence in form and substance satisfactory to the Administrative Agent covering at least 80% of the present value of Proven Reserves set forth on the Initial Engineering Report and at least 80% of the present value of such Proven Reserves which are categorized as "proved, developed and producing" in such report. From and after May 29, 2011 (or from and after such later time as the Administrative Agent determines pursuant to the preceding sentence), the Borrower shall from time to time, upon the reasonable request of the Administrative Agent, take such actions and execute and deliver such documents and instruments as the Administrative Agent shall require to ensure that the Administrative Agent shall have received satisfactory title opinions (including, if requested, supplemental or new title opinions addressed to it) or, to the extent acceptable to the Administrative Agent in its sole discretion, other title evidence, which title opinions or other title evidence (a) shall collectively cover at least 80% of the present value of the Proven Reserves of the Borrower and its Subsidiaries shown on the most recently delivered Engineering Report (and together with any Proven Reserves acquired since the date of such report) and at least 80% of the present value of the Proven Reserves that are categorized as "proved, developed and producing" on the most recently delivered Engineering Report (and together with any Proven Reserves acquired since the date of such report), (b) shall be in form and substance acceptable to the Administrative Agent in its sole discretion, and (c) shall include opinions or, to the extent acceptable to the Administrative Agent in its sole discretion, other title evidence regarding the before payout and after payout ownership interests held by the Borrower and its Subsidiaries for all wells located on the Oil and Gas Properties covered thereby as to the ownership of Oil and Gas Properties of the Borrower and its Subsidiaries.

        Section 5.11    Further Assurances; Cure of Title Defects.    The Borrower shall, and shall cause each of its Subsidiaries to, cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Instruments and this Agreement. The Borrower hereby authorizes the Lenders or the Administrative Agent to file any financing statements without the signature of the Borrower to the extent permitted by applicable Legal Requirements in order to perfect or maintain the perfection of any security interest granted under any of the Loan Documents. The Borrower at its expense will, and will cause each of its Subsidiaries to, promptly execute and deliver to the Administrative Agent upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Borrower or such Subsidiary, as the case may be, in the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in the Security Instruments, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral. Within 30 days after (a) a request by the Administrative Agent or the Lenders to the Borrower to cure any title defects or exceptions which are not Permitted Liens raised by such information or (b) a notice by the Administrative Agent to the Borrower that the Borrower has failed to comply with Section 5.10 above, the Borrower shall (i) cure such title defects or exceptions which are not Permitted Liens or substitute acceptable Oil and Gas Properties with no title defects or exceptions except for Permitted Liens covering Collateral of an equivalent value and (ii) deliver to the Administrative Agent satisfactory evidence in form and substance acceptable to the Administrative Agent in its reasonable business judgment as to the Borrower's and its Subsidiaries' ownership of such Oil and Gas Properties and the Administrative Agent's Liens and security interests therein as are required to maintain compliance with Section 5.10. In addition, the Borrower shall cause the Administrative Agent to, at all times, have an Acceptable Security Interest in all of the Borrower's and its Subsidiaries' Proven Reserves and Oil and Gas Properties to the extent required by Section 5.08.

ARTICLE VI
NEGATIVE COVENANTS

        So long as any Note or any amount under any Loan Document shall remain unpaid, any Letter of Credit shall remain outstanding or any Letter of Credit Exposure shall exist, or any Lender shall have any Commitment, the Borrower agrees, unless the Required Lenders otherwise consent in writing, to comply with the following covenants.

        Section 6.01    Liens, Etc.    The Borrower shall not create, assume, incur, or suffer to exist, nor permit any of its Subsidiaries to create, assume, incur, or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Borrower and its Subsidiaries may create, incur, assume, or suffer to exist:

        (a)   Liens created by the Security Instruments;

        (b)   purchase money Liens and Liens in connection with Capital Leases, in each case upon or in any equipment acquired or held by the Borrower or any Subsidiary of the Borrower in the ordinary course of business; provided that the Debt secured by such Liens (i) was incurred solely for the purpose of financing the acquisition of such equipment, and does not exceed the aggregate purchase price of such equipment, (ii) is secured only by such equipment and not by any other assets of the Borrower or any Subsidiary of the Borrower, and (iii) is not increased in amount;

        (c)   Liens for taxes, assessments, or other governmental charges or levies not yet due or that (provided that foreclosure, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor;

        (d)   Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings, provided that such reserves as may be required by GAAP shall have been made therefor;

        (e)   Liens to operators and non-operators under joint operating agreements arising in the ordinary course of the business of the Borrower or the relevant Subsidiary of the Borrower to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;

        (f)    royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, that do not secure Debt for borrowed money and, with respect to the Oil and Gas Properties covered by an Engineering Report, that are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Subsidiaries warranted under Section 2.02(b)(v) in connection with such Engineering Report or warranted in the Security Instruments;

        (g)   Liens arising in the ordinary course of business (i) out of pledges or deposits under workers' compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of the Borrower, (ii) to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (in each case, exclusive of obligations for the payment of Debt) or (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

        (h)   Liens arising under operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing agreements and other agreements, in each case that are customary in the oil, gas and mineral production business and that are entered into in the ordinary course of business and that are taken into account in computing the net revenue interests and working interests of the Borrower or any Subsidiary of the Borrower warranted in the Security Instruments, to the extent that such Liens do not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary of the Borrower;

        (i)    easements, rights-of-way, restrictions, and other similar encumbrances, and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of the Borrower or any Subsidiary of the Borrower or materially detract from the value or use of the Property to which they apply;

        (j)    with respect to Oil and Gas Properties, all rights reserved to or vested in any Governmental Authority to control or regulate any of the Oil and Gas Properties in any manner;

        (k)   Liens arising out of judgments, attachments or awards not resulting in an Event of Default and which are being contested in good faith on appeal or proceedings for review and in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;

        (l)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Obligor in the ordinary course of business, consistent with the past practices of such Obligor and as customary in the oil and gas industry;

        (m)  bankers' Liens, rights of setoff (including netting and setoff provisions of Hedge Contracts permitted under this Agreement) and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by any Obligor, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

        (n)   licenses of Intellectual Property granted by any Obligor in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Obligors;

        (o)   the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

        (p)   Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC covering only the items being collected upon; and

        (q)   Liens not otherwise permitted under this Section 6.01; provided that the aggregate principal amount of the Debt secured by the Liens shall not exceed $500,000 at any time.

        Section 6.02    Debts, Guaranties, and Other Obligations.    The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, create, assume, suffer to exist, or in any manner become or be liable in respect of, any Debt except:

        (a)   Debt of the Obligors under the Loan Documents;

        (b)   Debt in the form of obligations for the deferred purchase price of Property or services incurred in the ordinary course of business which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established;

        (c)   Debt secured by the Liens permitted under paragraph (b) of Section 6.01 in an aggregate amount not to exceed $1,000,000 at any time;

        (d)   Debt under Hydrocarbon Hedge Agreements or Interest Hedge Agreements which are not prohibited by the terms of Section 6.14;

        (e)   Debt consisting of sureties or bonds provided to any Governmental Authority or other Person and assuring payment of contingent liabilities of the Borrower or any Subsidiary of the Borrower in connection with the operation of the Oil and Gas Properties, including with respect to plugging, facility removal and abandonment of its Oil and Gas Properties;

        (f)    Debt owing in connection with the financing of insurance premiums in the ordinary course of business;

        (g)   Bond Debt; provided that, (i) the aggregate outstanding principal amount of all such Bond Debt and Bond Refinancing Debt may not exceed $150,000,000 at any time, and (ii) the Borrowing Base then in effect on funding of any such Bond Debt shall automatically reduce by an amount equal to 30% of the aggregate principal amount (without giving effect to any original issue discount) of such issuance (which reduction shall be effective on the next succeeding Business Day after such funding and such reduced Borrowing Base shall remain in effect until the date the Borrowing Base is otherwise redetermined pursuant to Section 2.02);

        (h)   Bond Refinancing Debt; provided that, the aggregate outstanding principal amount of all Bond Debt and Bond Refinancing Debt may not exceed $150,000,000 at any time;

        (i)    Debt not otherwise permitted under this Section 6.02; provided that the aggregate principal amount of such Debt does not exceed $1,000,000 at any time.

        Section 6.03    Agreements Restricting Liens and Distributions.    The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement and the Security Instruments), which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Obligations or restricts any Subsidiary of the Borrower from paying dividends to the Borrower, or which requires the consent of or notice to other Persons in connection therewith.

        Section 6.04    Merger or Consolidation; Asset Sales.    The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to:

        (a)   merge or consolidate with or into any other Person other than (i) the merger of a Subsidiary with and into the Borrower or another Subsidiary (except that, with respect to any such merger or consolidation involving the Borrower, the Borrower must be the surviving entity) or (ii) the merger of any other Person with the Borrower or with a Subsidiary of the Borrower (except that, with respect to any such merger or consolidation involving the Borrower, the Borrower must be the surviving entity and with respect to any such merger or consolidation involving a Subsidiary, the surviving entity shall be a Subsidiary of the Borrower and a Guarantor); provided that, in each case, at the time thereof and immediately after giving effect thereto, no Default shall have occurred and the Administrative Agent shall continue to have an Acceptable Security Interest in the Collateral to the extent required by Section 5.08; or

        (b)   sell, lease, transfer, assign, farm-out, convey, or otherwise dispose of any of its Property (including, without limitation, any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest) other than: (i) the sale of Hydrocarbons in the ordinary course of business; (ii) the sale or transfer of equipment that is (A) obsolete, worn out, depleted or uneconomic and disposed of in the ordinary course of business, (B) no longer necessary for the business of such Person, or (C) contemporaneously replaced by equipment of at least comparable value and use; (iii) farmouts of undeveloped acreage to which no Proven Reserves are attributed and assignments in connection with such farmouts; (iv) sale or other dispositions of any Oil and Gas Property or any interest therein or 100% of the Equity Interests of any Subsidiary owning Oil and Gas Properties; provided that the sum of (1) the aggregate fair market value of Oil and Gas Properties subject to dispositions consummated under this subsection (iv) during the six-month period between scheduled redeterminations of the Borrowing Base plus (2) the aggregate fair market value attributed by the Administrative Agent to all Hydrocarbon Hedge Agreements that have been novated, assigned, amended, modified, replaced or terminated during such six-month period shall not exceed an amount equal to 5% of the Borrowing Base in effect at the beginning of such six-month period; (v) the sale, lease, transfer or other disposition of Property to the Borrower or a Subsidiary of the Borrower; provided that at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing and the Administrative Agent shall continue to have an Acceptable Security Interest in the Collateral; and (vi) other sales, leases, transfers, assignments, farm-outs, conveyance or dispositions of Property to which no Proven Reserves are attributed for fair market value; provided that the aggregate amount of the proceeds of such transaction, taken together with all other such transactions during any fiscal year, may not exceed $500,000 during any 12-month period.

        Section 6.05    Restricted Payments.    The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, make any Restricted Payments, except to another Obligor.

        Section 6.06    Investments.    The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, make or permit to exist any loans, advances, or capital contributions to, or make any investment in, or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in any Person or any assets or business of any Person, including without limitation any Oil and Gas Properties or assets related to Oil and Gas Properties, except:

        (a)   Liquid Investments;

        (b)   trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;

        (c)   creation of any additional Subsidiaries of the Borrower in compliance with Section 6.15 and additional debt or equity investments in any Subsidiary;

        (d)   acquisitions of Oil and Gas Properties and appurtenant facilities (including gas gathering, gas pipeline or oil pipeline and related facilities), whether through farm-out, farm-in, participation agreements, joint operating agreements, joint venture or area of mutual interest agreements or other similar arrangements customary in the industry, so long as the Administrative Agent is granted an Acceptable Security Interest in such Oil and Gas Properties to the extent required by Section 5.08;

        (e)   debt or equity investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a "venture") entered into by the Borrower or a Subsidiary with others in the ordinary course of business; provided that (i) any such venture is engaged exclusively in oil and gas exploration and production, (ii) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding an amount equal to $500,000;

        (f)    loans and advances to directors, officers and employees permitted by applicable law not to exceed (i) $2,000,000 in the aggregate; provided that, such loans and advances must only be used to pay tax obligations incurred by directors or officers in connection with the restructuring transaction and issuance of equity issuance which occurred in December of 2010, and (ii) $100,000 in the aggregate for all other loans and advances not covered by clause (i) hereof;

        (g)   investments in stock, obligations or securities received in settlement of debts; provided that the aggregate amount of all investments held at any one time under this Section 6.06(g) shall not exceed $250,000; and

        (h)   other debt or equity investments not to exceed $500,000 in the aggregate during any fiscal year of the Obligors.

        Section 6.07    Affiliate Transactions.    The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, or the assumption of any obligation or the rendering of any service) with any of their Affiliates unless such transaction or series of transactions is on terms no less favorable to the Borrower or such Subsidiary, as applicable, than those that could be obtained in a comparable arm's length transaction with a Person that is not such an Affiliate.

        Section 6.08    Compliance with ERISA.    The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries or ERISA Affiliates to, directly or indirectly, (a) engage in, or permit any of its Subsidiaries or ERISA Affiliates to engage in, any transaction in connection with which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of the Borrower could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any of its Subsidiaries or ERISA Affiliates to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of the Borrower to the PBGC; (c) fail to make, or permit any of its Subsidiaries or ERISA Affiliates to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or Legal Requirements, the Borrower, a Subsidiary of the Borrower or any ERISA Affiliate of the Borrower is required to pay as contributions thereto; (d) permit to exist, or allow any of its Subsidiaries or ERISA Affiliates to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any of its Subsidiaries or ERISA Affiliates to permit, the actuarial present value of the benefit liabilities (as "actuarial present value of the benefit liabilities" shall have the meaning specified in Section 4041 of ERISA) under any Plan maintained by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of the Borrower which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) contribute to or assume an obligation to contribute to, or permit any of its Subsidiaries or ERISA Affiliates to contribute to or assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any of its Subsidiaries or ERISA Affiliates to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower, any Subsidiary of the Borrower or any

ERISA Affiliate of the Borrower if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such plan allocable to such benefit liabilities; (h) incur, or permit any of its Subsidiaries or ERISA Affiliates to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; (i) contribute to or assume an obligation to contribute to, or permit any of its Subsidiaries or ERISA Affiliates to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; (j) amend or permit any of its Subsidiaries or ERISA Affiliates to amend, a Plan resulting in an increase in current liability such that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of the Borrower is required to provide security to such Plan under Section 401(a)(29) of the Code; or (k) permit to exist any occurrence of any Reportable Event or any other event or condition, which presents a material (in the opinion of the Required Lenders) risk of a termination by the PBGC of any Plan.

        Section 6.09    Sale-and-Leaseback.    The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Subsidiary of the Borrower shall lease as lessee such Property or any part thereof or other Property which the Borrower or a Subsidiary of the Borrower intends to use for substantially the same purpose as the Property sold or transferred.

        Section 6.10    Change of Business.    The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, discontinue its usual business or make any material change in the character of its business as an independent oil and gas exploration and production company. The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, operate or carry on business in any jurisdiction other than the United States.

        Section 6.11    Organizational Documents, Name Change.    The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, (a) amend or change its name or corporate structure or state of organization without giving the Administrative Agent 10 days' prior written notice of such name change or (b) amend, supplement, modify or restate their articles or certificate of incorporation, bylaws, limited liability company agreements, or other equivalent organizational documents in any manner which could reasonably be expected to cause a Material Adverse Change without prior written notice to, and prior consent of, the Administrative Agent.

        Section 6.12    Use of Proceeds; Letters of Credit.    The Borrower will not permit the proceeds of any Advance or Letters of Credit to be used for any purpose other than those permitted by Section 5.09. The Borrower will not engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). Neither the Borrower nor any Person acting on behalf of the Borrower has taken or shall take, nor permit any Subsidiary of the Borrower to take any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect, including without limitation, the use of the proceeds of any Advance or Letters of Credit to purchase or carry any margin stock in violation of Regulation T, U or X.

        Section 6.13    Take-or-Pay or Other Prepayments.    The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, allow gas imbalances (other than those imbalances which (a) occur in the ordinary course of business and (b) do not, in the aggregate, exceed 1% of the value of the Proven

Reserves of the Borrower and its Subsidiaries), take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Subsidiary which would require the Borrower or any Subsidiary to deliver any volumes of their respective Hydrocarbons produced on a monthly basis from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

        Section 6.14    Limitation on Speculative Hedging.    The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedge Contract for speculative purposes, or (b) be party to or otherwise enter into any Hydrocarbon Hedge Agreement, Interest Hedge Agreement or any other Hedge Contract which (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower's operations, (ii) when aggregated with other Hedge Contracts of the Borrower and each Subsidiary then in effect, covers notional volumes in excess of the Applicable Hedge Percentage (as defined below) of the anticipated production volumes of crude oil or natural gas, calculated separately, attributable to Proven Reserves of the Borrower and its Subsidiaries which are categorized as "proved, developed and producing" during the period such hedge arrangement is in effect, (iii) covers fluctuations in interest rates for notional principal amounts in excess of 75% of the Debt for borrowed money of the Borrower and its Subsidiaries, (iv) is 5 years or longer in duration, (v) requires the Borrower or any Subsidiary to put up money, assets, or other security (other than letters of credit or guaranties permitted by Section 6.02 and liens on cash and securities to the extent permitted under Section 6.01(m)) against the event of its nonperformance prior to actual default by the Borrower or such Subsidiary in performing its obligations thereunder, or (vi) is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or one of its Affiliates) at the time the contract is made does not have long-term obligations rated BBB- or Baa3 or better, respectively, by either Standard & Poor's Ratings Group or Moody's Investors Service, Inc., or is an investment grade-rated industry participant (or such counterparty's obligations are guaranteed by such a Person); provided that, the resulting new counterparty is acceptable to the Original Swap Counterparty and in accordance with the Original Swap Counterparty's internal credit risk and credit approval procedures. As used in this Section 6.14, "Applicable Hedge Percentage" means, on the date that the Borrower or any Subsidiary enters into any Hedge Contract (the "Measurement Date"), the percentage set forth below for any month during the applicable period of measurement set forth below:

	Percentage Limitation
Calendar Year Hedged (relative to Measurement Date)	Crude Oil	Natural Gas
Months 1 - 24	90%	90%
Months 25 - 60	85%	85%

Notwithstanding the foregoing, (A) put option contracts that are not related to corresponding calls, collars, swaps or basis swaps shall not be included in calculating such percentage thresholds and (B) with regard to a "costless collar" that involves the purchase of a put and the sale of a call for the same volumes, dates and commodities, only the volumes associated with the call will be included in calculating such percentage thresholds.

        Section 6.15    Additional Subsidiaries.    The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, create or acquire any additional Subsidiaries without (a) such new Subsidiary executing and delivering to the Administrative Agent a Guaranty and at the Administrative Agent's request to the extent required to be in compliance with Section 5.08, a Pledge Agreement, a Security Agreement and a Mortgage and such other Security Instruments as the Administrative Agent or the Required Lenders may reasonably request, (b) such holders of Equity Interest of such new Subsidiary executing and delivering a Pledge Agreement or a supplement to an existing Pledge Agreement, along with the certificates pledged thereby, if any, and appropriately executed stock powers in blank, if applicable, and (c) the delivery by the Borrower of any certificates, opinions of counsel, title opinions or other documents as the Administrative Agent may reasonably request.

        Section 6.16    Accounts Payable.    The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, allow any of its trade payables or other accounts payable to be outstanding for more than 90 days past due (except in cases where any such trade payable is being disputed in good faith and adequate reserves under GAAP have been established).

        Section 6.17    Current Ratio.    The Borrower shall not permit, as of the last day of each fiscal quarter, beginning with the fiscal quarter ending March 31, 2011, the ratio of (a) Current Assets to (b) Current Liabilities, to be less than 1.00 to 1.00.

        Section 6.18    Maximum Debt Ratio.    The Borrower shall not permit (a) as of the fiscal quarter ending March 31, 2011, the ratio of (i) the consolidated Debt of the Borrower as of such fiscal quarter end to (ii) the consolidated EBITDAX of the Borrower for the fiscal quarter period then ended multiplied by four, to be greater than 4.00 to 1.00; (b) as of the fiscal quarter ending June 30, 2011, the ratio of (i) the consolidated Debt of the Borrower as of such fiscal quarter end to (ii) the consolidated EBITDAX of the Borrower for the two-fiscal quarter period then ended multiplied by two, to be greater than 4.00 to 1.00; (c) as of the fiscal quarter ending September 30, 2010, the ratio of (i) the consolidated Debt of the Borrower as of such fiscal quarter end to (ii) the consolidated EBITDAX of the Borrower for the three-fiscal quarter period then ended multiplied by 4/3, to be greater than 4.00 to 1.00; and (d) as of the end of each fiscal quarter ending on or after December 31, 2011, the ratio of (i) the consolidated Debt of the Borrower as of such fiscal quarter end to (ii) the consolidated EBITDAX of the Borrower for the four-fiscal quarter period then ended, to be greater than 4.00 to 1.00.

        Section 6.19    Sale or Discount of Receivables.    Except for receivables obtained by the Borrower or any Subsidiary of the Borrower out of the ordinary course of business, the settlement of joint interest billing accounts in the ordinary course of business, discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

ARTICLE VII
EVENTS OF DEFAULT; REMEDIES

        Section 7.01    Events of Default.    The occurrence of any of the following events shall constitute an "Event of Default" under any Loan Document:

        (a)    Payment.    The Borrower (i) shall fail to pay when due any principal under the Notes or any other Loan Document or (ii) shall fail to pay any interest, fees, reimbursements, indemnifications, or other amounts due and payable hereunder, under the Notes, or under any other Loan Document, and such failure shall continue for a period of two (2) Business Days after the due date therefor;

        (b)    Representation and Warranties.    Any representation or warranty made or deemed to be made (i) by any Obligor or any Subsidiary of an Obligor (or any of their respective officers) in this Agreement or in any other Loan Document, or (ii) by any Obligor or any Subsidiary of an Obligor (or any of their respective officers) in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made or deemed to be made;

        (c)    Covenant Breaches.    Any Obligor or any Subsidiary of an Obligor shall fail to (i) perform or observe any covenant contained in Section 5.02(a), Section 5.06(f), Section 5.11, or Article VI of this Agreement or (ii) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Loan Document which is not covered by clause (i) above or any other provision of this Section 7.01 if such failure shall remain unremedied for 30 days after the earlier of the knowledge of any Responsible Officer of any Obligor of such breach or failure and the date notice thereof is given to the Borrower by the Administrative Agent or any Lender and the date;

        (d)    Cross-Defaults.    (i) Any Obligor or any Subsidiary of an Obligor shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $2,000,000 individually or when aggregated with all such Debt of any Obligor or any Subsidiary of an Obligor so in default (but excluding Debt evidenced by the Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $2,000,000 individually or when aggregated with all such Debt of such Obligor or such Subsidiary so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided that, for purposes of this Section 7.01(d), the "principal amount" of the obligations in respect of any Hedging Contracts at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Contracts were terminated at such time;

        (e)    Insolvency.    Any Obligor or any Subsidiary of an Obligor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Obligor or any Subsidiary of an Obligor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against the any Obligor or any Subsidiary of an Obligor either such proceeding shall remain undismissed for a period of 30 days or any of the actions sought in such proceeding shall occur; or any Obligor or any Subsidiary of an Obligor shall take any corporate action to authorize any of the actions set forth above in this paragraph (e);

        (f)    Judgments.    Any judgment or order for the payment of money in excess of $2,000,000 shall be rendered against any Obligor or any Subsidiary of an Obligor and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

        (g)    Termination Events.    Any Termination Event with respect to a Plan shall have occurred, and, 30 days after an Obligor has knowledge of such occurrence, (i) such Termination Event shall not have been corrected and (ii) such Termination Event is reasonably likely to result (as determined by the Required Lenders in good faith) in a liability to the Borrower, any Subsidiary of the Borrower or ERISA Affiliate of the Borrower of $2,000,000 or more in the aggregate;

        (h)    Plan Withdrawals.    The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding $2,000,000 in the aggregate;

        (i)    Change in Control.    A Change in Control shall have occurred;

        (j)    Borrowing Base.    Any failure to cure any Borrowing Base deficiency in accordance with Section 2.05;

        (k)    Loan Documents.    Any Loan Document shall for any reason (except to the extent permitted by the terms thereof) cease to be valid and binding on the Obligor or Obligors party thereto in any material respect or any such Obligor shall so state in writing; or

        (l)    Security Instruments.    (i) The Administrative Agent shall fail to have an Acceptable Security Interest in any portion of the Collateral (other than Collateral released in accordance with this Agreement or any other Loan Document) or (ii) any Security Instrument shall at any time and for any reason cease to create the Lien on the Property purported to be subject to such agreement in accordance with the terms of such agreement, or cease to be in full force and effect, or shall be contested by any Obligor or any Subsidiary of an Obligor; provided that, for title defects and exceptions that are not Permitted Liens, the Borrower will have 30 days to cure as provided for by Section 5.11.

        Section 7.02    Optional Acceleration of Maturity.    If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.01) shall have occurred and be continuing, then, and in any such event,

        (a)   the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender and the Issuing Lender to make extensions of credit hereunder, including making Advances and issuing, increasing or extending Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

        (b)   the Borrower shall, on demand made to the Borrower by the Administrative Agent at the request or with the consent of the Required Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash necessary to cause the amount held in such account to equal the Letter of Credit Exposure as security for the Obligations; and

        (c)   the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Instruments, the Guaranties, and any other Loan Document for the ratable benefit of itself, the Issuing Lender and the Lenders by appropriate proceedings.

        Section 7.03    Automatic Acceleration of Maturity.    If any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur,

        (a)   (i) the obligation of each Lender and the Issuing Lender to make extensions of credit hereunder, including making Advances and issuing, increasing or extending Letters of Credit, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

        (b)   the Borrower shall deposit with the Administrative Agent into the Cash Collateral Account an amount of cash necessary to cause the amount held in such account to equal the Letter of Credit Exposure as security for the Obligations; and

        (c)   the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Instruments, the Guaranties, and any other Loan Document for the ratable benefit of itself, the Issuing Lender and the Lenders by appropriate proceedings.

        Section 7.04    Right of Set-off.    Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, the Issuing Lender, each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, the Issuing Lender, such Lender or such Affiliate of a Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower or any other Borrower now or hereafter existing under this Agreement, the Notes held by the Administrative Agent, the Issuing Lender or such Lender, and the other Loan Documents, irrespective of whether or not the Administrative Agent, the Issuing Lender, such Lender or such Affiliate of a Lender shall have made any demand under this Agreement, such Notes, or such other Loan Documents, and although such obligations may be unmatured. The Administrative Agent, the Issuing Lender and each Lender (for itself and its Affiliates) agrees to promptly notify the Borrower after any such set-off and application made by the Administrative Agent, the Issuing Lender, such Lender, or such Affiliate of a Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent, the Issuing Lender, each Lender and each Affiliate of Lender under this Section 7.04 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent, the Issuing Lender, such Lender or such Affiliate may have under the other Loans Documents or under any applicable Legal Requirement.

        Section 7.05    Non-exclusivity of Remedies.    No remedy conferred upon the Administrative Agent, the Issuing Lender and the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

        Section 7.06    Application of Proceeds.    From and during the continuance of any Event of Default, any monies or Property actually received by the Administrative Agent pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Instrument or any other agreement with any Obligor or any Subsidiary of an Obligor which secures any of the Obligations, shall be applied in the following order:

        (a)   First, to the payment of all amounts, including without limitation costs and expenses incurred in connection with the collection of such proceeds and the payment of any part of the Obligations, due to the Administrative Agent under any of the expense reimbursement or indemnity provisions of this Agreement or any other Loan Document, any Security Instrument or other collateral documents;

        (b)   Second, ratably, according to the then unpaid amounts thereof, without preference or priority of any kind among them, to the payment of the Obligations then due and payable, including Obligations with respect to Letters of Credit and including any obligations of any Obligor or any Subsidiary of an Obligor owing to any Swap Counterparty under any Hedge Contract; and

        (c)   Third, the remainder, if any, to the Borrower or its Subsidiaries, or its respective successors or assigns, or such other Person as may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

 ARTICLE VIII
[INTENTIONALLY OMITTED]

ARTICLE IX
THE ADMINISTRATIVE AGENT AND THE ISSUING LENDER

        Section 9.01    Authorization and Action.    Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof and of the other Loan Documents, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or any other Loan Document (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, any other Loan Document, or applicable Legal Requirement.

        Section 9.02    Administrative Agent's Reliance, Etc.    Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken (INCLUDING THE ADMINISTRATIVE AGENT'S OR SUCH RELATED PARTY'S OWN NEGLIGENCE) by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Administrative Agent; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties, or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document on the part of the Borrower or any Subsidiary of the Borrower or to inspect the Property (including the books and records) of the Borrower or any Subsidiary of the Borrower; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other Loan Document; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate, or other instrument or writing (which may be by facsimile or telex) believed by it to be genuine and signed or sent by the proper party or parties.

        Section 9.03    The Administrative Agent and Its Affiliates.    With respect to its Commitment, the Advances made by it and the Notes issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent. The term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower or any Subsidiary of the Borrower, and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if the Administrative Agent were not an agent hereunder and without any duty to account therefor to the Lenders.

        Section 9.04    Lender Credit Decision.    Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the Initial Financial Statements and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

        Section 9.05    Indemnification.    THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND THE ISSUING LENDER AND EACH OF THEIR RESPECTIVE RELATED PARTIES (TO THE EXTENT NOT REIMBURSED BY THE BORROWER AND WITHOUT LIMITING THE CONTINUING REIMBURSEMENT OBLIGATIONS OF THE BORROWER), ACCORDING TO THEIR RESPECTIVE PRO RATA SHARES FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT AND THE ISSUING LENDER IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT OR THE ISSUING LENDER UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (INCLUDING THE ADMINISTRATIVE AGENT'S, THE ISSUING LENDER'S AND EACH OF THEIR RELATED PARTIES' OWN NEGLIGENCE), AND INCLUDING ENVIRONMENTAL LIABILITIES, PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO PERSON SEEKING INDEMNIFICATION, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PERSON SEEKING INDEMNIFICATION. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT AND THE ISSUING LENDER PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE OF ANY OUT OF POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT OR THE ISSUING LENDER IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

        Section 9.06    Successor Administrative Agent and Issuing Lender.    The Administrative Agent or the Issuing Lender may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders upon receipt of written notice from the Required Lenders to such effect. Upon receipt of notice of any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent or Issuing Lender with, if any Event of Default has not occurred and is not continuing, the consent of the Borrower, which consent shall not be unreasonably withheld. If no successor Administrative Agent or Issuing Lender shall have been so appointed by the Required Lenders with the consent of the Borrower, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's or Issuing Lender's giving of notice of resignation or the Required Lenders' removal of the retiring Administrative Agent or Issuing Lender, then the retiring Administrative Agent or Issuing Lender may, on behalf of the Lenders and the Borrower, appoint a successor Administrative Agent or Issuing Lender, which shall be, in the case of a successor agent, a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000.00 and, in the case of the Issuing Lender, a Lender. Upon the acceptance of any appointment as Administrative Agent or Issuing Lender by a successor Administrative Agent or Issuing Lender, such successor Administrative Agent or Issuing Lender shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Administrative Agent or Issuing Lender, and the retiring Administrative Agent or Issuing Lender shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit. After any retiring Administrative Agent's or Issuing Lender's resignation or removal hereunder as Administrative Agent or Issuing Lender, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Issuing Lender under this Agreement and the other Loan Documents.

        Section 9.07    Collateral Matters.

        (a)   The Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from such Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Instruments which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Instruments. The Administrative Agent is further authorized (but not obligated) on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable Legal Requirement.

        (b)   The Secured Parties party hereto irrevocably authorize the Administrative Agent to (i) release any Lien granted to or held by the Administrative Agent upon any Collateral (A) upon termination of the Commitments, termination or expiration of all Letters of Credit (other than Letters of Credit with respect to which other arrangements satisfactory to the Issuing Lender and the Borrower have been made), termination of all Hedge Contracts with Swap Counterparties that are secured by the Liens on the Collateral (other than Hedge Contracts with any Swap Counterparty with respect to which other arrangements satisfactory to the Swap Counterparty and the Borrower have been made), and payment in full of all Obligations (other than (1) obligations under any Hedge Contracts with any Swap Counter party with respect to which other arrangements satisfactory to the Swap Counterparty and the Borrower have been made and (2) indemnity obligations and similar obligations that survive the terminations of this Agreement for which no notice of a claim has been received by any Obligor); (B) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted under this Agreement or any other Loan Document; (C) constituting property in which the Borrower or any Subsidiary of the Borrower owned no interest at the time the Lien was granted or at any time thereafter; or (D) constituting property leased to the Borrower or any Subsidiary of the Borrower under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or such Subsidiary to be, renewed or extended; and (ii) release a Guarantor from its obligations under a Guaranty and any other applicable Loan Document if such Person ceases to be a Subsidiary as a result of a transaction permitted under Section 6.04(a). Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent's authority to release particular types or items of Collateral pursuant to this Section 9.07.

        Section 9.08    Additional Agents.    None of the Sole Lead Arranger, the Book Runner, the Documentation Agent or the Syndication Agent shall have any duties, obligations or liabilities in their respective capacities as arranger, book runner, documentation agent or syndication agent. Without limiting the foregoing, none of the Sole Lead Arranger, the Book Runner, the Syndication Agent or the Documentation Agents shall have or be deemed to have any fiduciary relationship with any Lender, any Issuing Lender or the Administrative Agent. Each Lender acknowledges that it has not relied, and will not rely, on the Sole Lead Arranger, the Book Runner, the Syndication Agent or the Documentation Agent in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE X
MISCELLANEOUS

        Section 10.01    Amendments, Etc.    No amendment or waiver of any provision of this Agreement, the Notes, or any other Loan Document (other than the Fee Letter), nor consent to any departure by any Obligor or any Subsidiary of an Obligor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

        (a)   no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders directly affected thereby and the Borrower, do any of the following: (i) increase the Borrowing Base or the aggregate Commitments, (ii) postpone any date fixed for any payment of principal of, or interest on, the Note of such Lender or any fees or other amounts payable hereunder or under any other Loan Document for the account of such Lender, (iii) waive any of the conditions specified in Section 3.01, (iv) reduce the principal of, or interest on, the Note of such Lender or any fees or other amounts payable hereunder or under any other Loan Document for the account of such Lender, (v) extend the Maturity Date or the Commitment Termination Date, (vi) change the percentage of Lenders which shall be required for the Lenders or any of them to take any action hereunder or under any other Loan Document, (vii) amend Section 2.11 or this Section 10.01, (viii) amend the definition of "Required Lenders" or "Obligations", (ix) release any Guarantor from its obligations under any Guaranty, except for the release of the Guaranty of a Subsidiary in connection with the sale or other disposition of the Equity Interests of such Subsidiary so long as such sale or other disposition is not prohibited by this Agreement, (x) amend or waive compliance with Section 6.04(a), or (xi) release a material portion of the Collateral securing the Obligations, except for releases of Collateral sold or otherwise disposed of so long as such sale or other disposition is not prohibited by this Agreement; and

        (b)   no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Issuing Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or the Issuing Lender, as the case may be, under this Agreement or any other Loan Document;

        (c)   [Reserved]; and

        (d)   no amendment may be made to Section 7.06 which has the effect of subordinating the priority of the obligations owing to any Swap Counterparty from the priority established for such obligations on the date of this Agreement unless such amendment shall have the consent of, in addition to the consent of the Required Lenders, the Swap Counterparty so affected.

        Section 10.02    Notices, Etc.

        (a)    Notices Generally.    Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows: (i) if to the Borrower, to each it at its address set forth in Schedule II, (ii) if to the Administrative Agent, to it

at its address set forth in Schedule II, (iii) if to the Issuing Lender, to it at its address set forth in Schedule II, and (iv) if to a Lender, to it at its address (or facsimile number) set forth in its administrative questionnaire given to the Administrative Agent. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient), except that notices and communications to the Administrative Agent or the Issuing Lender pursuant to Article II or IX shall not be effective until received by the Administrative Agent or Issuing Lender. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

        (b)    Electronic Communications.    Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

        (c)    Change of Address, Etc.    Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

        Section 10.03    No Waiver; Remedies.    No failure on the part of any Lender, the Administrative Agent, or the Issuing Lender to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        Section 10.04    Costs and Expenses.    The Borrower agrees to pay within three (3) Business Days following demand, (a) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, syndication, due diligence and amendment of this Agreement, the Notes, the Guaranties, and the other Loan Documents including, without limitation, the reasonable and documented fees and out-of-pocket expenses of counsel for the Administrative Agent with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement, and (b) all reasonable and documented out-of-pocket costs and expenses, if any, of the Administrative Agent, the Issuing Lender, and each Lender (including, without limitation, reasonable and documented counsel fees and expenses of the Administrative Agent, the Issuing Lender, and each Lender) in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement, the Notes, the Guaranties, and the other Loan Documents.

        Section 10.05    Binding Effect.    Subject to Section 3.01(a), this Agreement shall become effective when it shall have been executed by the Borrower, the Administrative Agent, and each Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, the Issuing Lender, and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

        Section 10.06    Lender Assignments and Participations.

        (a)    Assignments.    Any Lender may assign to one or more banks or other entities all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, the Notes held by it, and the participation interest in the Letter of Credit Obligations held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of such Lender's rights and obligations assigned under this Agreement and shall be an equal percentage with respect to both its obligations owing in respect of the Commitments and the related Advances and Letters of Credit, (ii) the amount of the Commitments and Advances of such Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall be, if to an entity other than a Lender, not less than $10,000,000 (or, if less, the amount of its remaining Commitments and Advances in connection with an assignment of all such remaining Commitments and Advances) and, with respect to amounts equal to $10,000,000 or greater, shall be an integral multiple of $1,000,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with the Notes subject to such assignment, and (v) each Eligible Assignee (other than the Eligible Assignee of the Administrative Agent) shall pay to the Administrative Agent a $5,000 administrative fee. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least three (3) Business Days after the execution thereof, (a) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and (b) such Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of such Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

        (b)    Terms of Assignments.    By executing and delivering an Assignment and Assumption, the Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption, such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Subsidiary of the Borrower or the performance or observance by the Borrower or any Subsidiary of the Borrower of any of their respective obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the Initial Financial Statements referred to in Section 4.05 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

        (c)    The Register.    The Administrative Agent shall maintain at its address referred to in Section 10.02 a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lender, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

        (d)    Procedures.    Upon its receipt of an Assignment and Assumption executed by a Lender and an Eligible Assignee, together with the Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of the attached Exhibit A, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower. Within five (5) Business Days after the Borrower's receipt of such notice, the Borrower shall execute and deliver to the Administrative Agent in exchange for the surrendered Notes (i) a new Note to the order of the Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Assumption, and (ii) if the applicable Lender has retained any Commitment hereunder, a new Note to the order of such Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of the attached Exhibit E.

        (e)    Participations.

            (i)  Each Lender may, without notice to or the consent of the Borrower, the Administrative Agent or the Issuing Lender, sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, its participation interest in the Letter of Credit Obligations, if any, and the Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitments to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Notes for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent, and the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and (v) such Lender shall not require the participant's consent to any matter under this Agreement, except that the participation agreement may provide that the Lender will not, without the consent of the participant, give its consent to any changes in the principal amount of the Notes, reductions in fees or interest, releasing all or substantially all of any Collateral, permitting the Borrower or any Subsidiary of the Borrower to enter into any merger or consolidation with or into any other Person, postponement of any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, or extensions of the Maturity Date or the Commitment Termination Date.

           (ii)  Subject to paragraph (iii) of this Section 10.06(e), the Borrower agrees that each participant shall be entitled to the benefits of, and subject to the requirements of, Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 7.04 as though it were a Lender, provided such participant agrees to be subject to Section 2.11 as though it were a Lender.

          (iii)  A participant shall not be entitled to receive any greater payment under Section 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower's prior written consent. A participant that is not organized in the United States shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Section 2.14(d), in which case Section 2.14 shall be applied as if such participant had become a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section.

          (iv)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s)) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

        Section 10.07    Indemnification.    THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF), EACH LENDER AND THE ISSUING LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN "INDEMNITEE") AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE), AND SHALL INDEMNIFY AND HOLD HARMLESS EACH INDEMNITEE FROM ALL FEES AND TIME CHARGES AND DISBURSEMENTS FOR ATTORNEYS WHO MAY BE EMPLOYEES OF ANY INDEMNITEE, INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY THIRD PARTY OR BY THE BORROWER OR ANY OTHER OBLIGOR ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (II) ANY ADVANCE OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING LENDER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS SUBSTANCES ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY THE BORROWER OR ANY OTHER LOAN PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE

COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE, PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. ALL AMOUNTS DUE UNDER THIS SECTION 10.07 SHALL BE PAYABLE WITHIN TEN (10) BUSINESS DAYS AFTER DEMAND THEREFOR. THE AGREEMENTS IN THIS SECTION SHALL SURVIVE THE RESIGNATION OF THE ADMINISTRATIVE AGENT, THE RESIGNATION OF THE ISSUING LENDER, THE REPLACEMENT OF ANY LENDER, THE TERMINATION OF THE COMMITMENTS AND THE REPAYMENT, SATISFACTION OR DISCHARGE OF ALL THE OTHER OBLIGATIONS.

        Section 10.08    No Consequential Damages.    The parties to this Agreement agree not to assert any claim against any other party to this Agreement or any other Loan Document, any Affiliates of the foregoing, or any of their respective directors, officers, employees, attorneys, agents, and advisors, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Loan Documents.

        Section 10.09    Execution in Counterparts.    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        Section 10.10    Survival of Representations, Etc.    All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Loan Documents, the making of the Advances and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender's right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.12, 2.13, 2.14(c), 10.04, and 10.07 and all of the obligations of the Lenders in Section 9.05 shall survive any termination of this Agreement and repayment in full of the Obligations.

        Section 10.11    Severability.    In case one or more provisions of this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable Legal Requirement, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

        Section 10.12    Business Loans.    The Borrower warrants and represents that the Loans evidenced by the Notes are and shall be for business, commercial, investment, or other similar purposes and not primarily for personal, family, household, or agricultural use, as such terms are used in Chapter One ("Chapter One") of the Texas Credit Code. At all such times, if any, as Chapter One shall establish a Maximum Rate, the Maximum Rate shall be the "indicated rate ceiling" (as such term is defined in Chapter One) from time to time in effect.

        Section 10.13    Governing Law.    This Agreement, the Notes and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas. Without limiting the intent of the parties set forth above, (a) Chapter 346 of the Texas Finance Code, as amended (relating to revolving loans and revolving tri-party accounts (formerly Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15)), shall not apply to this Agreement, the Notes, or the transactions contemplated hereby and (b) to the extent that any Lender may be subject to Texas law limiting the amount of interest payable for its account, such Lender shall utilize the indicated (weekly) rate ceiling from time to time in effect. Each Letter of Credit shall be governed by either the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (2007 version) or the International Standby Practices (ISP98), International Chamber of Commerce

Publication No. 600 (and any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender).

        Section 10.14    Submission to Jurisdiction.    The Borrower hereby irrevocably submits to the jurisdiction of any Texas state or federal court sitting in Houston, Texas in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. The Borrower hereby unconditionally and irrevocably waives, to the fullest extent it may effectively do so, any right it may have to the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to the Borrower at its address set forth in this Agreement. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the rights of any Lender to serve legal process in any other manner permitted by the law or affect the right of any Lender to bring any action or proceeding against the Borrower or any Property of the Borrower in the courts of any other jurisdiction.

        Section 10.15    Confidentiality.    Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Legal Requirement or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, "Information" means all information received from the Borrower or any Subsidiary of the Borrower relating to any such Person or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any such Person. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, "Information" shall not include, and the Administrative Agent and each Lender may disclose without limitation of any kind, any information with respect to the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby.

        Section 10.16    [Reserved].

        Section 10.17    WAIVER OF JURY TRIAL.    THE BORROWER, THE LENDERS, THE ISSUING LENDER AND THE ADMINISTRATIVE AGENT HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY AND HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

        Section 10.18    USA PATRIOT ACT Notice.    Each Lender that is subject to the Act (as hereinafter defined) and the Issuing Lender (for itself and not on behalf of any Lender) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law November 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender, Issuing Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

        Section 10.19    ORAL AGREEMENTS.    THIS WRITTEN AGREEMENT, THE LOAN DOCUMENTS, AND ANY HEDGE CONTRACTS WITH SWAP COUNTERPARTIES, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

        THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of this page intentionally left blank. Signature page follows.]

        EXECUTED as of the date first above written.

BORROWER:
BONANZA CREEK ENERGY, INC.
By:	/s/ MICHAEL R. STARZER Michael R. Starzer President & Chief Executive Officer

Signature page to Credit Agreement

ADMINISTRATIVE AGENT & ISSUING LENDER:
BNP PARIBAS as Administrative Agent and as Issuing Lender
By:	/s/ JOHN CLARK
John Clark Managing Director
By:	/s/ GREG SMOTHERS
Greg Smothers Director

Signature page to Credit Agreement

LENDERS:
BNP PARIBAS
By:	/s/ JOHN CLARK
John Clark Managing Director
By:	/s/ GREG SMOTHERS
Greg Smothers Director

Signature page to Credit Agreement

COMPASS BANK
By:	/s/ DOROTHY MARCHAND
Name: Dorothy Marchand
Title: Senior Vice President

Signature page to Credit Agreement

SOCIÉTÉ GÉNÉRALE
By:	/s/ STEPHEN W. WARFEL
Name: Stephen W. Warfel
Title: Managing Director

Signature page to Credit Agreement

CITIBANK, N.A.
By:	/s/ STEPHEN OGLESBY
Name: Stephen Oglesby
Title: Region Manager

Signature page to Credit Agreement

UBS AG, STAMFORD BRANCH
By:	/s/ MARY E. EVANS
Name: Mary E. Evans
Title: Associate Director
By:	/s/ IRJA R. OTSA
Name: Irja R. Otsa
Title: Associate Director

Signature page to Credit Agreement

SCHEDULE I

PRICING GRID

Applicable Margins

Utilization Level*	Base Rate Advances	Eurodollar Rate Advances	Commitment Fee
Level I	1.00%	2.00%	0.50%
Level II	1.25%	2.25%	0.50%
Level III	1.50%	2.50%	0.50%
Level IV	1.75%	2.75%	0.50%
Level V	2.00%	3.00%	0.50%

*
Utilization Levels are described below and are determined in accordance with the definition of "Utilization Level."

1.
Level I:    If the Utilization Level is less than 25%.

2.
Level II:    If the Utilization Level is equal to or greater than 25% but less than 50%.

3.
Level III:    If the Utilization Level is equal to or greater than 50% but less than 75%.

4.
Level IV:    If the Utilization Level is equal to or greater than 75% but less than 90%.

5.
Level V:    If the Utilization Level is equal to or greater than 90%.

Schedule I
Pricing Grid

SCHEDULE II

BORROWER, ADMINISTRATIVE AGENT, AND LENDER INFORMATION

Borrower:
Bonanza Creek Energy, Inc. 410 17th Street, Suite 1320 Denver, Colorado 80202 Facsimile: (720) 279-2331 Attention: Chief Executive Officer
Administrative Agent/Issuing Lender:
BNP Paribas	1200 Smith Street, Suite 3100 Houston, Texas 77002 Facsimile: 713-659-6915 Attention: John Clark

Commitments

Lenders:	Commitments:
BNP Paribas	$75,000,000.00
Compass Bank	$69,230,769.46
Société Générale	$75,000,000.00
Citibank, N.A.	$40,384,615.27
UBS AG, Stamford Branch	$40,384,615.27

Total:	$300,000,000.00

Schedule II
Borrower, Administrative Agent, and Lender Information

QuickLinks

  Exhibit 10.1
TABLE OF CONTENTS
CREDIT AGREEMENT
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS
ARTICLE II CREDIT FACILITIES
ARTICLE III CONDITIONS PRECEDENT
ARTICLE IV REPRESENTATIONS AND WARRANTIES
ARTICLE V AFFIRMATIVE COVENANTS
ARTICLE VI NEGATIVE COVENANTS
ARTICLE VII EVENTS OF DEFAULT; REMEDIES
ARTICLE VIII [INTENTIONALLY OMITTED]
ARTICLE IX THE ADMINISTRATIVE AGENT AND THE ISSUING LENDER
ARTICLE X MISCELLANEOUS
SCHEDULE I PRICING GRID
Applicable Margins
SCHEDULE II BORROWER, ADMINISTRATIVE AGENT, AND LENDER INFORMATION
Commitments